EXHIBIT 99.2
ARRANGEMENT AGREEMENT
AMONG
NEVORO INC.
- and -
NEVORO PLATINUM INC.
- and -
AURORA METALS (BVI) LIMITED
Dated: April 17, 2008

(i)

(ii)

(iii)

Section 9.7 Entire Agreement, Assignment and Governing Law	69
Section 9.8 Third Party Beneficiaries	70
Section 9.9 Counterparts	70

ADDENDA
SCHEDULE “A” FORM OF ARRANGEMENT RESOLUTION
SCHEDULE “B” FORM OF PLAN OF ARRANGEMENT

(iv)

ARRANGEMENT AGREEMENT
     THIS ARRANGEMENT AGREEMENT dated the 17th day of April, 2008 (the “Agreement”).
AMONG:
NEVORO INC.,
a corporation incorporated under the laws of Canada,
(“Parent”)
- and -
NEVORO PLATINUM INC.,
a wholly-owned subsidiary of Parent incorporated under the laws of British Columbia,
(“Subco”)
- and -
AURORA METALS (BVI) LIMITED,
a corporation existing under the laws of the British Virgin Islands,
(the “Company”)
RECITALS:
(A)	Upon the terms and subject to the conditions set out in this Agreement (as defined below), the parties hereto intend to propose a statutory plan of arrangement under Section 288 of the Business Corporations Act (British Columbia) whereby the Company and Subco will merge, on the terms set out in the Plan of Arrangement (as defined below) on the basis of the following:
(a)	the Company and Subco will merge and continue as one corporation with the same effect as if they were amalgamated under Section 269 of the Business Corporations Act (British Columbia), except that the separate legal existence of the Company will not cease and the Company will survive the merger;

(b)	the separate legal existence of Subco will cease without Subco being liquidated or wound-up;

(c)	the property and liabilities of Subco will become the property and liabilities of the Company which will own and hold all property and liabilities which the Company holds before the Arrangement becomes effective and all property and liabilities of Subco, without any transfer by the Company or Subco of any of its property or liabilities;

(d)	each common share of the Company shall be cancelled and the holders thereof shall receive, for each such share, one share in the capital of Parent; and

(e)	Parent will become the holder of all of the outstanding securities of the merged company.
(B)	The board of directors of the Company has determined that the business combination to be effected by means of the Plan of Arrangement is advisable and in the best interests of the Company and has unanimously approved the transactions contemplated by this Agreement and determined to recommend approval of the Plan of Arrangement and other transactions contemplated hereby to the holders of common shares of the Company;

(C)	In furtherance of such business combination, the board of directors of the Company has agreed to submit the Plan of Arrangement and other transactions contemplated hereby to the shareholders of the Company and the Court (as defined below) for approval; and

(D)	Certain shareholders of the Company have duly executed and delivered a voting agreement evidencing their agreement to vote, in their capacity as shareholders of the Company, in favour of the transactions contemplated by this Agreement.
NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
Section 1.1 Definitions
In this Agreement, unless the context otherwise requires:
“Acquisition Proposal” has the meaning ascribed thereto in Section 8.1(1);
“Affiliate” means, unless otherwise specified an affiliate within the meaning of Section 1.2 of National Instrument 45-106 – Prospectus and Registration Exemptions;

“Agreement” or “Arrangement Agreement” means this arrangement agreement entered into among Parent, Subco and the Company on the date written above as well as all schedules hereto, as amended or supplemented from time to time in accordance with its terms;
“Appropriate Regulatory Approvals” means those consents, authorizations, waivers, permits, exemptions, reviews, orders, rulings, decisions and approvals of, and any registrations and filings with, Governmental Entities, and the expiry, waiver or termination of any waiting or suspensory periods, in each case in connection with, or required to permit the Parties to consummate, the Arrangement;
“Arrangement” means the arrangement involving Subco and the Company under the provisions of Section 288 of the BCBCA on the terms and subject to the conditions set forth in this Agreement resulting, inter alia, in the merger of Subco and the Company, which merged company shall become a wholly-owned subsidiary of Parent, all on such terms and subject to the conditions set out in this Agreement and as more particularly described in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement and the Plan of Arrangement or made at the direction of the Court;
“Arrangement Resolution” means the special resolution of the Shareholders, approving the Arrangement, substantially in the form of Schedule “A” attached hereto;
“Arrangement Filings” means the records and information provided to the Registrar under Section 292(a) of the BCBCA that the Registrar requires, and the records filed under Section 292(a) of the BCBCA that the Registrar requires to give effect to the Arrangement, together with a copy of the Final Order;
“Basal Zone Lease Agreement” means the lease agreement dated January 1, 2004 among the Company and Mouat Nickel Mines, Inc., Fort Stockton Investments, Inc., William G. Mouat and Shirley M. Mouat;
“Board of Directors of the Company” means the board of directors of the Company;
“Board of Directors of Parent” means the board of directors of Parent;
“BCBCA” means the Business Corporations Act (British Columbia) S.B.C., 2002, c. 57;

“Business Day” means any day of the week, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario or Vancouver, British Columbia;
“Canadian GAAP” means accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis;
“Circular” means the notice of the Meeting and accompanying information circular, including all schedules and exhibits thereto, to be sent by the Company to the Shareholders in connection with the Meeting;
“Closing Date” means: (i) the date that is two (2) Business Days after the satisfaction and/or waiver of the conditions set forth in Article 6 (other than delivery of items to be delivered on the Effective Date and other than the satisfaction of those conditions that by their nature are to be satisfied immediately prior to the Effective Time); or (ii) such other date as the Company and Parent shall mutually agree;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“commercially reasonable efforts” means, with respect to each party hereto, the agreement of such party to cooperate and to cause its affiliates to cooperate and to use and to cause its affiliates to use their respective reasonable efforts consistent with reasonable commercial practice without payment or incurrence of unreasonable expense or the requirement to engage in litigation;
“Company” means Aurora Metals (BVI) Limited, a company incorporated under the laws of the British Virgin Islands;
“Company Balance Sheet” has the meaning ascribed thereto in Section 4.13;
“Company Common Shares” means all of the outstanding common shares of the Company;
“Company Contacts” has the meaning ascribed thereto in Section 9.3;
“Company Disclosure Letter” means the letter of the Company dated as of the date of this Agreement and delivered by the Company to Parent and Subco;
“Company Interested Person” has the meaning ascribed thereto in Section 4.22;

“Company Mining Rights” has the meaning ascribed thereto in Section 4.14;
“Company Public Documents” means all forms, reports, schedules, statements and other documents required to be filed by the Company since January 1, 2006 with all applicable Securities Regulatory Authorities, or the OTCBB under applicable Laws;
“Constating Documents” means, with respect to any corporate or other entity, the certificate and articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person;
“Contaminants” means any pollutant, contaminant or waste of any nature or any other substance or material regulated by or pursuant to any Environmental Laws, including, without limitation, any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance, dangerous good, or deleterious substance, as defined, judicially interpreted or identified in or for the purposes of any Environmental Laws;
“Court” means the Supreme Court of British Columbia;
“Dissent Rights” means the rights of dissent as provided in the BCBCA in favour of registered Shareholders in respect of the Arrangement;
“Dissenting Shareholders” means Shareholders who, being entitled to do so, validly exercise Dissent Rights;
“EDGAR” means the Electronic Data Gathering Analysis and Retrieval System;
“Effective Date” means the date upon which all conditions to the completion of the Arrangement as set out in Article 6 of this Agreement have been satisfied or waived in accordance with this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and on which the Arrangement Filings are filed with the Registrar;
“Effective Time” means 12:01 a.m. (Toronto Time) on the Effective Date;
“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, statutory trust, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;
“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals and the like issued or required by any Governmental Entity pursuant to any Environmental Laws;
“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment or disposition prior to the Effective Date of any Contaminants by any Person or the presence or migration of any Contaminant in respect of which remedial action could be required under or pursuant to any Environmental Laws or as to which any liability is currently or in the future could be imposed upon any Person based upon the acts or omissions of any Person prior to the Effective Date;
“Environmental Laws” means all applicable Laws, including agreements with Governmental Entities, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals;
“Exclusivity Agreement” means the exclusivity agreement between Parent and the Company dated September 18, 2007;
“Final Order” means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;
“Governmental Entity” means (i) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (ii) any subdivision, agency, commission, commissioner, board, or authority of any of the foregoing; (iii) any Securities Regulatory Authority, self-regulatory authority, the TSX or the OTCBB; or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
“Interim Order” means the interim order of the Court made pursuant to the application therefor contemplated by Section 2.2 (or any variation thereof);
“Laws” means all laws (including common law and civil law), by-laws, statutes, rules, regulations, principles of law and equity, orders, ordinances,

judgments, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;
“Material Adverse Change” means, in respect of Parent or the Company, any one or more changes, events or occurrences and; “Material Adverse Effect” means, in respect of Parent or the Company, any fact or state of facts, circumstance, change, effect, occurrence or event which, in either case, either individually is or in the aggregate are, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, affairs, assets, liabilities (contingent or otherwise), obligations (whether absolute, accrued, conditional or otherwise), capitalization, business, operations, results of operations or prospects of Parent and its Subsidiaries, or the Company and its Subsidiaries, respectively, taken as a whole, other than any change, event or occurrence attributable or relating to:
(a)	changes in general economic conditions or the securities markets;

(b)	changes affecting generally the precious and/or base metals mining sectors in which Parent or the Company conducts business, respectively;

(c)	the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, or any actions by Parent or the Company taken pursuant to this Agreement, taken as a whole; or

(d)	a change in the market price or trading volume of Parent Common Shares or Company Common Shares provided, however, that any fact, circumstance, change, effect, occurrence or event underlying such change in the market price or trading volume that is not excluded under clauses (a) and (b) hereof, may be considered in determining whether there has been a Material Adverse Change or Material Adverse Effect.
provided, however, that such effect (in (a) or (b) above) does not primarily relate only to (or have the effect of primarily relating only to) Parent or its Subsidiaries, or the Company or its Subsidiaries, respectively, or disproportionately adversely affect Parent or its Subsidiaries or, the Company or its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which Parent or its Subsidiaries or, the Company or its Subsidiaries, operate, in which case, the relevant exclusion from this definition of Material Adverse Effect referred to above shall not be applicable. The terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a Party and its affiliates, taken as a whole;
“Meeting” means the special meeting of the Shareholders, including any adjournment, adjournments, postponement or postponements thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;
“Meeting Date” means the date on which the Meeting is held, which date shall be on or before June 5, 2008;
“Misrepresentation” has the meaning ascribed thereto in the Securities Act;
“Mountain View Lease Agreement” means the lease agreement dated February 1, 2004, as amended, among the Company and Mouat Nickel Mines, Inc., Fort Stockton Investments, Inc., William G. Mouat, individually and as trustee, Shirley M. Mouat, Lois E. DeLannoy, individually and as trustee of the 1985 DeLannoy Family Trust, John C. Mouat, Donald D. Mouat, Ellen A. Langston, Donna Duba, Harold C. Nelson, Anne Fujiwara, Willard Ferch, Iver J. Hjelvik, Donna F. Hjelvik, Robert Mouat, David Mouat and Ellen L. Schoemer;
“OSC” means the Ontario Securities Commission;
“Outside Date” means July 31, 2008, or such other date as may be mutually agreed to by the Parties in writing;
“OTCBB” means the OTC Bulletin Board;
“Parent” means Nevoro Inc., a corporation incorporated under the laws of Canada;
“Parent Balance Sheet” has the meaning ascribed thereto in Section 3.13;
“Parent Common Shares” means the common shares in the capital of Parent;
“Parent Disclosure Letter” means the letter of Parent dated as of the date of this Agreement and delivered by Parent to the Company;
“Parent Public Documents” means all forms, reports, schedules, statements and other documents required to be filed by Parent since January 1, 2007 with all applicable Securities Regulatory Authorities or the TSX under applicable Laws;
“Parent Stock Plan” means the stock option plan of Parent dated May 16, 2007, as amended;
“Parent Warrants” means the outstanding share purchase warrants to purchase an aggregate of 2,089,262 Parent Common Shares at an exercise price of $0.25, of which 904,500 expire October 7, 2008, 45,762 expire December 29, 2008, 1,124,000 expire February 5, 2009 and 15,000 expire March 7, 2009;
“Parties” means the Company, Parent and Subco; and “Party” means any one of them;
“Person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, Governmental Entity or any other entity, whether or not having legal status;
“Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement substantially in the form and having the content of Schedule “B” hereto, together with any and all amendments or variations thereto made in accordance with the provisions hereof or made at the direction of the Court;
“Prohibited Payments” mean any offer, gift, payment, promise to pay or authorization to pay money or anything of value to or for the use or benefit of any government official (including employees and directors of government-owned companies and other state enterprises), political party, party official, candidate for public office or employee of a public international organization in an effort to win or retain business or secure any improper advantage or that otherwise would violate any Laws or is generally considered to be improper or inappropriate;
“Proposed Agreement” has the meaning ascribed thereto in Section 8.1(4);
“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;
“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the Securities Act (Ontario), and the rules, regulations and published policies made thereunder, as now in effect and as may be amended from time to time prior to the Effective Date;

“Securities Laws” means all applicable provincial and territorial securities laws, rules and regulations and published policies thereunder in Canada and all applicable state and federal securities laws, rules and regulations and published policies thereunder in the United States;
“Securities Regulatory Authorities” means the applicable securities commission or regulatory authority in each province and territory of Canada and the SEC;
“SEDAR” means the System for Electronic Document Analysis and Retrieval;
“Settlement” means the settlement of a legal action in the Montana 22nd Judicial District Court, Stillwater County between the Company and Trend Mining Company in respect of a joint venture agreement, dated January 1, 2005 between such parties relating to the Subject Premises as more fully described in the Company Disclosure Letter;
“Share Consideration” means one Parent Common Share for each Company Common Share issued and outstanding immediately before the Effective Date;
“Shareholders” means the holders of Company Common Shares;
“Subco” means Nevoro Platinum Inc., a wholly-owned subsidiary of Parent and a corporation incorporated under the laws of British Columbia;
“Subject Premises” means certain patented and unpatented mining claims, mill sites and tunnel sites all situated in Stillwater and Sweet Grass Counties, Montana and listed in schedules “1”, “2” and “3” of the Basal Zone Lease Agreement and in schedules “1”, “2” and “3” of the Mountain View Lease Agreement, together with such water and water rights as identified in schedule “4” of the Mountain View Lease Agreement;
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person and shall include any body corporate, partnership, joint venture or other entity in which it exercises direction or control or which is in a like relation to a Subsidiary;
“Superior Proposal” has the meaning ascribed thereto in Section 8.1(1)(e);
“Supportive Shareholders” means those Shareholders that have executed Voting Agreements;

“Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, as now in effect and as it may be amended from time to time prior to the Effective Date;
“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions;
“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes;
“Termination Fee” has the meaning ascribed thereto in Section 7.4(1);
“Termination Fee Event” has the meaning ascribed thereto in Section 7.4(1);
“Title Opinion” has the meaning ascribed thereto in Section 6.2(j);
“TSX” means the Toronto Stock Exchange;
“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;
“U.S. GAAP” means accounting principles generally accepted in the United States applied on a basis consistent with prior accounting periods;
“Voting Agreements” means, collectively, the voting agreements between Parent, Subco and each of the Supportive Shareholders dated as of the date hereof;
“1933 Act” means the Securities Act of 1933, as amended, of the United States;

“1934 Act” means the United States Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder, as now in effect and as may be amended from time to time prior to the Effective Date; and
“1940 Act” means the Investment Company Act of 1940, as amended, of the United States.
Section 1.2 Interpretation Not Affected by Headings
     The division of this Agreement into Articles, Sections, Subsections and Paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, Subsection, Paragraph or Schedule by number or letter or both refer to the Article, Section, Subsection, Paragraph or Schedule, respectively, bearing that designation in this Agreement. References in this Agreement to “including” shall be deemed to have the meaning “including, without limitation”.
Section 1.3 Number and Gender
     In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
Section 1.4 Date for Any Action
     If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
Section 1.5 Currency
     Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America.
Section 1.6 Accounting Matters
     Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with U.S. GAAP, and with the Company’s past practice.
     Unless otherwise stated, all accounting terms used in this Agreement in respect of Parent shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of Parent required to be made shall be made in a manner consistent with Canadian GAAP, and with the Company’s past practice.
Section 1.7 Construction
     The language used in this Agreement is the language chosen by the Parties to express their intent, and no rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall be applied against any Party.
Section 1.8 Statutory References
     A reference to a statute includes all rules, regulations, policies and blanket orders made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation, rule, policy or blanket order which amends, supplements, replaces or supersedes any such statute, regulation, rule, policy or blanket order.
Section 1.9 Knowledge
     In this Agreement, unless otherwise stated, references to “the knowledge of” the Company or its Subsidiaries means the actual knowledge of the directors and executive officers of the Company or its Subsidiaries, after reasonable inquiry.
     In this Agreement, unless otherwise stated, references to “the knowledge of” Parent or its Subsidiaries means the actual knowledge of the directors and executive officers of Parent or its Subsidiaries, after reasonable inquiry.
Section 1.10 Disclosure Letters
     For the purpose of the representations and warranties in Article 4, the Company has contemporaneously with the execution of this Agreement delivered to Parent and Subco the Company Disclosure Letter arranged in sections and subsections corresponding with sections and subsections of Article 4 with the disclosure in any section or subsection of the Company Disclosure Letter qualifying the corresponding section or subsection of Article 4. The Company Disclosure Letter also contains disclosure in respect of certain covenants of the Company contained in Article 5 arranged in sections and subsections corresponding with sections and subsections of Article 5 with the disclosure in any section or subsection of the Company Disclosure Letter qualifying the corresponding section or subsection of Article 5. Disclosure by the Company in any particular schedule, section, subsection or exhibit of the Disclosure Letter will be deemed to be disclosure of the information for all purposes of this Agreement.
     For the purpose of the representations and warranties in Article 3, Parent and Subco have contemporaneously with the execution of this Agreement delivered to the Company Parent Disclosure Letter arranged in sections and subsections corresponding with sections and subsections of Article 3 with the disclosure in any section or subsection of Parent Disclosure Letter qualifying the corresponding section or subsection of Article 3.
Section 1.11 Schedules
     The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A”-	Form of Arrangement Resolution

Schedule “B” -	Plan of Arrangement
ARTICLE 2
ARRANGEMENT AND RELATED MATTERS
Section 2.1 The Arrangement
     The Parties agree to carry out the Arrangement in accordance with this Agreement on the terms set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the Parties in accordance with this Agreement.
Section 2.2 Implementation Steps by the Company
     The Company covenants in favour of Parent that the Company shall:
(a)	continue to the jurisdiction of British Columbia prior to the Meeting;

(b)	as soon as reasonably practicable and in any event on or before May 6, 2008, bring an application before the Court pursuant to section 291 of the BCBCA for the Interim Order in a manner and form acceptable to Parent, acting reasonably, providing for, among other things, the calling and holding of the Meeting, and thereafter proceed with and diligently pursue obtaining the Interim Order in such form;

(c)	fix a record date for the purposes of determining Shareholders entitled to receive notice of the Meeting and vote thereat of April 21, 2008, and shall not change the record date without the prior written consent of Parent;

(d)	convene and hold the Meeting as soon as reasonably practicable and in any event on or before June 5, 2008 in accordance with the Interim Order and applicable Laws for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Circular and agreed to by Parent;

(e)	except to the extent required by a Governmental Entity, not adjourn, postpone or cancel (or propose any adjournment, postponement or cancellation of) the Meeting without the prior written consent of Parent;

(f)	solicit and take all steps necessary (including relevant disclosure in the Circular) to allow Parent and any Subsidiary of Parent, directly or through representatives, to solicit from Shareholders proxies in favour of the Arrangement Resolution and against any resolution submitted by any other Shareholder and take all other action that is necessary or desirable to secure the approval of the Arrangement Resolution by Shareholders;

(g)	provide notice to Parent of the Meeting and allow representatives of Parent and its legal counsel to attend and speak at the Meeting;

(h)	subject to obtaining such approvals as are contemplated by the Interim Order, bring an application, as soon as reasonably practicable after the Meeting but in any event not later than three (3) Business Days thereafter, before the Court pursuant to section 291 of the BCBCA for the Final Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with and diligently pursue obtaining the Final Order in such form;

(i)	subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article 6, take all steps and actions, including without limitation, making all necessary filings with Governmental Entities, including the Arrangement Filings, to give effect to the Arrangement, in a manner and form acceptable to Parent acting reasonably;

(j)	instruct counsel of the Company to bring the applications referred to in subsections (b) and (h) of this Section 2.2 in co-operation with Parent’s counsel on a timely basis;

(k)	permit Parent and its counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed by the Company with the Court or any Securities Regulatory Authority in connection with the Arrangement (including the Circular and any supplement thereto or amendment thereof) prior to the service and/or filing of those materials and accept the reasonable comments of Parent and its legal counsel, provided the same are in compliance with the Company’s disclosure obligations under applicable Laws. In addition, the Company will not object to legal counsel of Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the same, in the reasonable opinion of the Company or its counsel, are not in any manner detrimental, adverse or prejudicial to the Company or the Shareholders. The Company shall also provide to Parent’s counsel on a timely basis with copies of any notice of appearance and evidence or other court documents served on the Company or counsel to the Company in respect of the application for the Interim Order and the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order; and

(l)	not (i) file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend material so filed or served, or (ii) send to the Registrar, for endorsement and filing by the Registrar, the Arrangement Filings, except in either case with Parent’s prior written consent, such consent not to be unreasonably withheld or delayed.
Section 2.3 Interim Order
     The notice of motion in respect of the application for the Interim Order referred to in Section 2.2(a) shall request that the Interim Order provide:
(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b)	that the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by the Shareholders, present in person or by proxy at the Meeting;

(c)	that, in all other respects, the terms, restrictions and conditions of the Company’s articles and by-laws, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(d)	for the grant of the Dissent Rights as contemplated in the Plan of Arrangement;

(e)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Meeting may be adjourned or postponed from time to time by management of the Company with the consent of Parent, without the need for additional approval of the Court; and

(g)	that the record date for Shareholders entitled to vote at the Meeting will not change in respect of any adjournment(s) or postponement(s) of the Meeting.
Section 2.4 Plan of Arrangement
     The parties to this Agreement will implement the Plan of Arrangement in accordance with the provisions of this Agreement including Schedule B of this Agreement. On the Closing Date, the Arrangement Filings shall be filed with the Registrar. The Arrangement Filings shall be in form satisfactory to Parent and the Company, each acting reasonably. As set out more particularly in the Plan of Arrangement, the Arrangement Filings shall provide that:
(a)	the Company and Subco will merge and continue as one corporation with the same effect as if they were amalgamated under Section 269 of the Business Corporations Act (British Columbia), except that the separate legal existence of the Company will not cease and the Company will survive the merger;

(b)	the separate legal existence of Subco will cease without Subco being liquidated or wound-up;

(c)	the property and liabilities of Subco will become the property and liabilities of the Company which will own and hold all property and liabilities which the Company holds before the Arrangement becomes effective and all property and liabilities of Subco, without any transfer by the Company or Subco of any of its property or liabilities;

(d)	each common share of the Company shall be cancelled and the holders thereof shall receive, for each such share, one share in the capital of Parent; and

(e)	Parent will become the holder of all of the outstanding securities of the merged company.
Section 2.5 Circular
     Subject to Section 5.10(3) as promptly as reasonably practicable after the execution and delivery of this Agreement, the Company, in consultation with Parent, shall prepare the Circular together with any other documents required by Securities Laws, the BCBCA, the rules and policies of the OTCBB or other applicable Laws in connection with the Arrangement and the Meeting. The Circular and such other documents, together with any amendments thereto, shall be in form and substance satisfactory to Parent and its counsel acting reasonably. The Company will file the Circular and any other documentation required to be filed under the Interim Order and applicable Law in all jurisdictions where the Circular is required to be filed by the Company and mail or cause to be mailed the Circular and any other documentation required to be mailed under the Interim Order and applicable Law to the Shareholders (including registered and beneficial Shareholders), the Board of Directors of the Company, the auditors of the Company and any other required Persons in accordance with the terms of the Interim Order and applicable Law. In a timely and expeditious manner, the Company shall prepare (in consultation with Parent) and file amendments or supplements to the Circular (which amendments or supplements shall be in a form satisfactory to Parent, acting reasonably) required by applicable Laws or as otherwise agreed between the Company and Parent with respect to the Meeting and mail or otherwise publicly disseminate such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed or disseminated, complying in all material respects with all applicable Laws on the date of the mailing or dissemination thereof.
Section 2.6 Preparations of Filings, etc.
(a)	Parent and the Company shall cooperate in the preparation of the Circular as described in Section 2.5 and in the preparation of applications, filings, submissions and requests for the approval of, and appropriate notification of, any Governmental Entity with jurisdiction over the transactions contemplated hereby (including the Appropriate Regulatory Approvals) and the preparation of any documents reasonably deemed by Parent to be necessary or desirable to discharge their respective obligations under applicable Laws in connection with this Agreement or the Arrangement and to obtain the Appropriate Regulatory Approvals at the earliest possible date. The Company agrees that, if requested to do so by Parent, it will participate in any meeting(s) with any Governmental Entity in respect of any applications, filings, submissions, requests, investigations or other inquiry related to this Agreement or the Appropriate Regulatory Approvals.

(b)	Each of Parent and the Company shall furnish to the other, on a timely basis, all information as may be reasonably required to effectuate the foregoing actions, and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation. Each of the Parties will ensure that the information relating to it and its Subsidiaries, which is provided in the Circular will not contain any Misrepresentation.

(c)	Each of the Company and Parent shall promptly notify the other if at any time before the Effective Date it becomes aware that the Circular, an application for Appropriate Regulatory Approvals or any other filing under corporate or Securities Laws contains a Misrepresentation, or that an amendment or supplement to the Circular or such other document, as the case may be, is otherwise required that corrects that Misrepresentation, and the Company will cause the same to be distributed to the Shareholders (including registered and beneficial Shareholders), the Board of Directors of the Company, the auditors of the Company and any other required Persons and filed as required under applicable Law.

(d)	The Company shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain a Misrepresentation (other than any information provided in writing for the purpose of inclusion provided by Parent or Subco, which Parent shall ensure does not contain a Misrepresentation). Without limiting the generality of the foregoing, the Company shall ensure that the Circular provides the Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting and include in the Circular a statement that the Board of Directors of the Company is of the opinion that the consideration to be received by Shareholders under the Arrangement is fair, from a financial point of view, to the Shareholders and has unanimously, after receiving legal advice, determined that the Arrangement Resolution is in the best interests of the Company and that the Board of Directors of the Company unanimously recommends that Shareholders vote to approve the Arrangement Resolution.

(e)	Parent shall ensure that the information provided by Parent for inclusion in the Circular will constitute full, true and plain disclosure of all material facts relating to the Parent Common Shares to be issued pursuant to the Arrangement.
Section 2.7 Dissenting Shareholders
     Registered Shareholders may exercise Dissent Rights with respect to their Company Common Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. The Company shall give Parent (i) prompt notice of any written notice of a dissent, withdrawal of such notice, and any other documents delivered pursuant to such Dissent Rights and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissent. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such notice of dissent unless Parent shall have given its written consent to such payment or settlement offer.
Section 2.8 Amendments
(1)	This Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties hereto without, subject to applicable Law, including, for greater certainty, the Interim Order and the Final Order, further notice to or authorization on the part of any of the Shareholders, and any such amendment may, without limitation:
(a)	change the time for the performance of any of the obligations or acts of the Parties including an extension of the Outside Date;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the Parties; and

(d)	waive compliance with and modify any conditions precedent herein contained;
     provided, however, that after receipt of approval of the Arrangement Resolution by the Shareholders, there shall be no amendment that by Law requires further approval by Shareholders without further approval of such Shareholders.
(2)	The Plan of Arrangement may also be amended as provided for therein.
Section 2.9 Shareholder Communications
     The Company and Parent agree to cooperate in the preparation of presentations to investors, if any, regarding the Arrangement prior to the making of such presentations. Except as required by applicable Law or applicable stock exchange requirements, neither Parent nor the Company shall make any public announcement or statement with respect to the Arrangement or this Agreement or make any filing with any Governmental Entity with respect thereto without the approval of the Company or Parent, respectively, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with Law or applicable stock exchange requirements. Moreover, in any event, to the extent practicable given time constraints, each party agrees to give prior notice to the other of any public announcement relating to the Arrangement or this Agreement and agrees to consult with each other prior to issuing each such public announcement and in making any filing with any Governmental Entity with respect thereto and shall provide the other Party with the opportunity to review and comment within a reasonable time period on all such press releases, public announcements and filings prior to the release or filing thereof, subject in all cases to applicable Law and stock exchange requirements.
Section 2.10 Company Approval of the Arrangement
(1)	The Company represents and warrants to and in favour of Parent, and acknowledges that Parent is relying upon such representations and warranties in entering into this Agreement, that, as of the date of this Agreement:
(a)	the Board of Directors of the Company, following consultation with its legal advisors has unanimously: (A) determined that the Arrangement is fair to the Shareholders of the Company and it is in the best interests of the Company for the Arrangement to be consummated and the Board of Directors of the Company to support it on the terms of this Agreement; and (B) approved the entering into of this Agreement and the making of a recommendation that Shareholders vote in favour of the Arrangement Resolution; and

(b)	each director and officer of the Company intends to vote, in his or her capacity as a Shareholder, in favour of the Arrangement Resolution.
(2)	At the reasonable request of Parent from time to time, the Company shall provide Parent with a list (in both written and electronic form) of the Shareholders, together with their addresses and respective holdings of Company Common Shares, and a list of participants and book based nominee registrants such as CDS & Co. and CEDE & Co. and non-objecting beneficial owners of Company Common Shares, together with their addresses and respective holdings of securities. The Company shall from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of Shareholders, and lists of securities positions and other assistance as Parent may reasonably request in order to be able to communicate with respect to the Arrangement to the Shareholders entitled to vote on the Arrangement Resolution under applicable Laws.
Section 2.11 Alternative Transaction Structure
     At the request of either Parent or the Company, each of Parent or the Company shall use its best efforts to assist the other Party to successfully implement and complete any alternative transaction structure, including, for greater certainty, a take-over bid or the continuance of the Company to another jurisdiction followed by an Arrangement or some other form of transaction, whereby Parent, Subco and/or its affiliates would effectively acquire all the Company Common Shares on economic terms and other terms and conditions having consequences to the Shareholders that are equivalent to or better than those contemplated by the Arrangement. In the event that the transaction structure is modified, the relevant provisions of this Agreement shall be modified as necessary in order that they shall apply with full force and effect, mutatis mutandis, but with the adjustments necessary to reflect the revised transaction structure, and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications.
Section 2.12 Performance by Subco
     Parent hereby guarantees, covenants and agrees to be jointly and severally liable with Subco for the due and punctual performance of each and every obligation of Subco arising under this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCO
     Parent and Subco hereby jointly and severally represent and warrant to the Company as follows, and acknowledge that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement:
Section 3.1 Organization
(1)	Parent is a company incorporated and existing under the laws of Canada. Subco is a company incorporated and existing under the laws of British Columbia. Each of Parent and Subco has all necessary corporate power and authority to own its respective assets and conduct its respective businesses as now owned and conducted. Parent and Subco are each duly qualified to carry on business and are in good standing in each jurisdiction in which the character of their respective properties or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect.

(2)	All of the outstanding securities of Parent and its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable (and, where required, properly registered) and were issued in compliance with all applicable Laws. All of the outstanding securities of Parent’s Subsidiaries are owned, directly or indirectly, by Parent or a Subsidiary of Parent. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable Subsidiary of Parent, the outstanding securities of each Subsidiary of Parent which are owned by Parent (or by another Subsidiary of Parent) are owned free and clear of all Encumbrances and neither Parent nor any of its Subsidiaries is liable to any Subsidiary of Parent or to any creditor in respect thereof.
(3)	Parent has made available to the Company complete and correct copies of its Constating Documents as well as the Constating Documents of each of its subsidiaries, in each case as in effect on the date of this Agreement.
Section 3.2 Authority Relative to this Agreement
     Each of Parent and Subco has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Subco and the consummation of the Arrangement have been duly authorized by the appropriate governing body of Parent and the board of directors of Subco, as applicable, and no other corporate proceedings on the part of Parent and Subco are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subco and constitutes a valid and binding obligation of each of Parent and Subco, enforceable by the Company against each of them in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
Section 3.3 No Conflict; Required Filings and Consent
     The execution and delivery by Parent and Subco of this Agreement and the performance by each of them of their respective obligations hereunder and the completion of the Arrangement will not violate, conflict with or result in a breach of any provision of: (i) the Constating Documents of Parent and Subco; or (ii) the Laws or any agreement, document or instrument to which either Parent or Subco is subject or by which Parent and Subco is bound.
     No consent, approval, order or authorization of, or declaration or filing with, or waiver of any right of, any Governmental Entity or other Person is required to be obtained or made by Parent or Subco in connection with the execution and delivery of this Agreement or the consummation by Parent and Subco of the Arrangement and the transactions contemplated hereby other than (i) any approvals required pursuant to the Interim Order, and (ii) the Final Order, (iii) filings with the Registrar under the BCBCA and filings with and required by Securities Regulatory Authorities and stock exchanges (iv) such registrations and other actions required under federal, state, provincial, and territorial Securities Laws as are contemplated by this Agreement; (v) such consents and approvals as required under contracts disclosed in the Parent Disclosure Letter; and (vi) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect on Parent or Subco or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair the ability of Parent or Subco to perform its obligations hereunder.
Section 3.4 Compliance with Laws, Licences
     Parent and each of its Subsidiaries is in compliance in all material respects with all applicable Laws, each of Parent and its Subsidiaries has all material licenses, permits, concessions, orders, leases, authorizations or approvals of, and has made all required registrations with, any Governmental Entity that is required in connection with the ownership of their respective assets or the conduct of their respective operations as presently carried on or as contemplated to be carried on in the future and each of them has complied in all material respects with and is in compliance with all such licenses, permits, concessions, orders, leases, authorizations, approvals and registrations. None of Parent or any of its Subsidiaries has received any written or, to the knowledge of Parent, oral notice of revocation or non-renewal of any such licenses, permits, concessions, orders, leases, authorizations, approvals or registrations, or of any intention of any Governmental Entity to revoke, refuse to renew or amend any of such licenses, permits, concessions, orders, leases, authorizations, approvals and registrations and, to the knowledge of Parent, all such licenses, permits, concessions, orders, leases, authorizations, approvals and registrations should continue to be effective in accordance with their terms in order for Parent and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted and as they are contemplated to be conducted in the future. None of Parent or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (i) its articles or by-laws, or (ii) any agreement, arrangement or understanding to which it or by which any of its properties or assets is bound or affected. Except as set forth in the Parent Disclosure Letter, no person or entity other than Parent or its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the licenses, permits, concessions, orders, leases, authorizations, approvals or registrations referred to in this Section 3.4.
Section 3.5 Subsidiaries
     The only Subsidiaries of Parent are Subco, Nevoro Platinum Limited, Nevoro Resource Inc. and Nevoro Nevada Inc. (formerly Goodsprings Development Corporation) and Parent does not own a direct or indirect interest of greater than 10% in any other entity.
Section 3.6 Capitalization and Listing
     The authorized capital of Parent consists of an unlimited number of Parent Common Shares. As at the date of this Agreement: (i) there are 75,163,584 Parent

Common Shares validly issued and outstanding as fully paid and non-assessable shares in the capital Parent; (ii) there are outstanding Parent Options providing for the issuance of 10,340,000 Parent Common Shares upon the exercise thereof; and (iii) there are outstanding Parent Warrants providing for the issuance of 2,089,262 Parent Common Shares upon the exercise thereof. Except for the Parent Options and Parent Warrants there are no options, warrants, conversion privileges, entitlements, calls or other rights, shareholder rights plans, agreements, arrangements, understandings, commitments, or obligations (pre-emptive, contingent or otherwise) of Parent or any of its Subsidiaries to issue or sell any shares or other securities of Parent or of any of its Subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Parent or any Subsidiary. No Parent shareholder is entitled to any pre-emptive or other similar right granted by Parent or any of its Subsidiaries.
Section 3.7 Reports
     Parent has filed (including, as applicable, on SEDAR) or furnished, as applicable, with the Securities Regulatory Authorities and all applicable self-regulatory authorities the Parent Public Documents. The Parent Public Documents, at the time filed or furnished, (i) did not contain any misrepresentation and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Regulatory Authorities having jurisdiction over Parent. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Public Documents filed or furnished with the OSC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Parent has not filed any confidential material change or other report or other document with any Securities Regulatory Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential. Except as disclosed in the Parent Public Documents, since December 31, 2007 there has not been a Material Adverse Change with respect to Parent.
Section 3.8 Shares
(1)	The Parent Common Shares constituting the Share Consideration to be issued pursuant to the transactions contemplated herein will, upon issue, be issued as fully paid and non-assessable shares and not subject to any Liens, or pre-emptive rights and will be listed and posted for trading on the TSX.

(2)	The Parent Common Shares to be issued in connection with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained therein in respect of “control distributions”, will be freely tradeable within Canada by the holders thereof.
(3)	Subject to the truth and accuracy of the representation and warranty of the Company in Section 4.30, the Parent Common Shares to be issued with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the 1933 Act or the rules promulgated thereunder, or under any blue sky or state securities laws, subject to restrictions on transfer applicable to “affiliates” (as defined under the 1933 Act) of Parent following the Closing.
Section 3.9 Listing Requirements
     Parent and its Subsidiaries have complied and are in compliance, in all material respects, with any applicable listing and corporate governance rules and regulations of the TSX. Parent is a reporting issuer in good standing under the Securities Act.
Section 3.10 No Cease Trade
     Parent is not subject to any cease trade or other order of any applicable stock exchange or Securities Regulatory Authority and, to the knowledge of Parent, no investigation or other proceedings involving Parent which may operate to prevent or restrict trading of any securities of Parent are currently in progress or pending before any stock exchange or Securities Regulatory Authority.
Section 3.11 Litigation, Etc.
     Except as disclosed in the Parent Public Documents or Parent Disclosure Letter, there are no actions, suits, inquiries, investigations or proceedings pending against Parent or any of its subsidiaries, or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries before any Governmental Entity which, to the knowledge of Parent, would have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither Parent nor any of its subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or would have a Material Adverse Effect on Parent or its existing or, to its knowledge, that would prevent or materially delay consummation of the transactions contemplated by this Agreement.
Section 3.12 Financial Statements
     The audited consolidated financial statements of Parent as at and for the 12 month periods ended on each of December 31, 2007 and December 31, 2006, including the notes thereto, the report by Parent’s auditors thereon and the related management’s discussion and analysis, including the notes thereto have been in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with Canadian GAAP applied on a basis consistent with prior periods and present fairly the consolidated financial position and results of operations of Parent and its Subsidiaries taken as a whole, as of the respective dates thereof and for the respective periods covered thereby (except as otherwise indicated in such financial statements or the notes thereto). There are no outstanding loans made by Parent or any of its Subsidiaries to any executive officer or director of Parent or any of its Subsidiaries.
Section 3.13 Undisclosed Liabilities
     Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are disclosed on the consolidated balance sheet of the Parent as of December 31, 2007 (the “Parent Balance Sheet”), in the notes thereto, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2007. Without limiting the foregoing, the Parent Balance Sheet reflects reasonable reserves in accordance with Canadian GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries as at December 31, 2007.
Section 3.14 United States Tax Matters
     To the knowledge of Parent and Subco, there are no facts or circumstances, and neither Parent nor Subco have a plan or intention to take or refrain from taking any action, that would reasonably be likely to prevent the transactions contemplated by this Agreement and the Plan of Arrangement from qualifying as a reorganization pursuant to Section 368 of the Code.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to each of Parent and Subco, and acknowledges that each of Parent and Subco is relying upon these representations and warranties in connection with the entering into of this Agreement and the completion of the Arrangement that:
Section 4.1 Organization and Qualification
     Each of the Company and each of its Subsidiaries has been incorporated or formed under the laws of its jurisdiction of incorporation or formation, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. The Company Disclosure Letter sets forth the jurisdiction of incorporation or formation of the Company and each of its Subsidiaries. Each of the Company and each of its Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the articles and by-laws (or their equivalent) of the Company and each of its Subsidiaries have been delivered to Parent and neither the Company nor any of its Subsidiaries has taken any action to amend such documents.
     All of the outstanding securities of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable (and, where required, properly registered). Except as disclosed in the Company Disclosure Letter, all of the outstanding securities of the Company’s Subsidiaries are owned, directly or indirectly, by the Company or a Subsidiary of the Company. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable Subsidiary of the Company, the outstanding securities of each Subsidiary of the Company which are owned by the Company (or by another Subsidiary of the Company) are owned free and clear of all Encumbrances and neither the Company nor any of its Subsidiaries is liable to any Subsidiary of the Company or to any creditor in respect thereof.
Section 4.2 Authority Relative to this Agreement
     The Company has the requisite corporate power and authority to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement (other than the approval of the Shareholders and the Court as provided in this Agreement). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by Parent and Subco against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
Section 4.3 No Conflict or Breach; Required Filings and Consent
     Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement do not and will not:

(i) violate, conflict with or result in a breach of any provision of: (A) the Constating Documents of the Company or any of its Subsidiaries; (B) any agreement, joint venture arrangement, contract, indenture, deed of trust, mortgage, bond, instrument, license or permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or of which the Company or any of its Subsidiaries is the beneficiary; or (C) any Law to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound; (ii) give rise to any right of termination, or the acceleration, prepayment, novation, the triggering of any “make-whole payment” or cancellation of any indebtedness, or the reduction, diminishment or extinguishment of any right, benefit or entitlement, under any agreement, joint venture arrangement, contract, indenture, deed of trust, mortgage, bond, instrument, license or permit of the Company or any of its Subsidiaries; (iii) result in the imposition of any Encumbrance upon any of the property or assets of the Company or any of its Subsidiaries, or restrict, hinder, impair or limit the ability of the Company or any of its Subsidiaries to conduct its respective business as and where it is now being conducted or as it is contemplated to be conducted in the future; (iv) give rise to any rights of first refusal, or trigger any change in control or influence provisions or any restriction or limitation, or trigger or increase any obligation or liability under any such agreement, joint venture arrangement, contract, indenture, deed of trust, mortgage, bond, instrument, license or permit, otherwise have an adverse financial impact on the Company or any of its Subsidiaries, or result in the imposition of any Encumbrance upon any of the Company’s assets or the assets of any of its Subsidiaries; or (v) except as disclosed in the Company Disclosure Letter, result in any payment (including termination, severance, unemployment compensation, change of control, “golden parachute”, bonus or other payments) becoming due to any employee, director or officer of the Company or any Subsidiary of the Company or increase any benefits otherwise payable under any benefit plan or result in the acceleration of the time of payment or vesting of any such benefits.
     No consent, approval, order or authorization of, or declaration or filing with, or waiver of any right of, any Governmental Entity or other Person is required to be obtained or made by the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation by the Company of the Arrangement and the transactions contemplated hereby other than (i) any approvals required pursuant to the Interim Order, and (ii) the Final Order, (iii) filings with the Registrar under the BCBCA and filings with and required by Securities Regulatory Authorities and stock exchanges (iv) the approval of the Arrangement by the Shareholders; (v) such registrations and other actions required under federal, state, provincial, and territorial Securities Laws as are contemplated by this Agreement; (vi) such consents and approvals as required under the Basal Zone Lease Agreement, the Mountain View Lease Agreement contracts disclosed in the Company Disclosure Letter; and (vii) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair the ability of the Company to perform its obligations hereunder.
Section 4.4 Subsidiaries
     The only Subsidiaries of the Company are Crystal Coding Limited and Aurora Metals USA, Inc. and the Company does not own a direct or indirect interest of greater than 10% in any other entity.
Section 4.5 Compliance with Laws, Licenses
(1)	To the knowledge of the Company, except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws, each of the Company and its Subsidiaries has all material licenses, permits, concessions, orders, leases, authorizations or approvals of, and has made all required registrations with, any Governmental Entity that is required in connection with the ownership of their respective assets or the conduct of their respective operations as presently carried on or as contemplated to be carried on in the future and each of them has complied in all material respects with and is in compliance with all such licenses, permits, concessions, orders, leases, authorizations, approvals and registrations.
(2)	To the knowledge of the Company, none of the Company or any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice of revocation or non-renewal of any such licenses, permits, concessions, orders, leases, authorizations, approvals or registrations, or of any intention of any Governmental Entity to revoke, refuse to renew or amend any of such licenses, permits, concessions, orders, leases, authorizations, approvals and registrations and, to the knowledge of the Company, all such licenses, permits, concessions, orders, leases, authorizations, approvals and registrations should continue to be effective in accordance with their terms in order for the Company and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted and as they are contemplated to be conducted in the future.
(3)	Except as set forth in the Company Disclosure Letter, none of the Company or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (i) its articles or by-laws, or (ii) to its knowledge, any agreement, arrangement or understanding to which it or by which any of its properties or assets is bound or affected.

(4)	Except as set forth in the Company Disclosure Letter, no person or entity other than the Company or its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any of the licenses, permits, concessions, orders, leases, authorizations, approvals or registrations referred to in this Section 4.5.
Section 4.6 Capitalization and Listing
(1)	The authorized capital of the Company consists of $500,000 divided into 50,000,000 Company Common Shares with a par value of $0.01 each. As at the date of this Agreement there are 19,981,476 Company Common Shares validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company. Except as disclosed in the Company Disclosure Letter, there are no options, warrants, conversion privileges, entitlements, calls or other rights, shareholder rights plans, agreements, arrangements, understandings, commitments, or obligations (pre-emptive, contingent or otherwise) of the Company or any of its Subsidiaries to issue or sell any shares or other securities of the Company or of any of its Subsidiaries. Except as set forth in the Company Disclosure Letter, there are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any Subsidiary. No Shareholder is entitled to any pre-emptive or other similar right granted by the Company or any of its Subsidiaries.
(2)	There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or any securities of any of its Subsidiaries. No Subsidiary of the Company owns any Company Common Shares.
Section 4.7 Shareholder and Similar Agreements
     Except as disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any shareholder, pooling, voting trust or other agreement relating to the issued and outstanding shares or other securities of the Company or any of its Subsidiaries.
Section 4.8 Reports
(1)	The Company is subject to the filing obligations imposed by Section 13 of the 1934 Act. The Company Common Shares are quoted for trading on the OTCBB.

(2)	To the knowledge of the Company, except as disclosed in the Company Disclosure Letter, the Company has filed (including, as applicable, on EDGAR) or furnished, as applicable, with the Securities Regulatory Authorities and all applicable self-regulatory authorities the Company Public Documents. The Company Public Documents, to the knowledge of the

Company, at the time filed or furnished, (i) did not contain any misrepresentation and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Regulatory Authorities having jurisdiction over the Company. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Company Public Documents filed or furnished with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has not filed any confidential material change or other report or other document with any Securities Regulatory Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.
Section 4.9 Foreign Private Issuer
     As of the date hereof, the Company is a “foreign private issuer” as such term is defined in Rule 405 under the 1933 Act.
Section 4.10 Investment Company Status
     The Company is not required to be registered as an “investment company”, as such term is defined under the 1940 Act.
Section 4.11 No Cease Trade
     The Company is not subject to any cease trade or other order of any applicable stock exchange or Securities Regulatory Authority and, to the knowledge of the Company, no investigation or other proceedings involving the Company which may operate to prevent or restrict trading of any securities of the Company are currently in progress or pending before any stock exchange or Securities Regulatory Authority.
Section 4.12 Financial Statements
(1)	To the knowledge of the Company, the audited consolidated financial statements of the Company as at and for the 12 month periods ended on each of December 31, 2006 and December 31, 2005, including the notes thereto and the unaudited consolidated the report by the Company’s auditors thereon and the related management’s discussion and analysis and the Company’s unaudited financial statements as at and for the 12 months ended December 31, 2007, including the notes thereto have been, and in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and present fairly the consolidated financial position and results of operations of the Company and its Subsidiaries taken as a whole, as of the respective dates thereof and for the respective periods covered thereby (except as otherwise indicated in such financial statements or the notes thereto). There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer or director of the Company or any of its Subsidiaries.

(2)	The management of each of the Company and each of its Subsidiaries has implemented and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that material information relating to the Company and its Subsidiaries, is made known to the management of the Company by others within those entities and reported within the time periods prescribed by Law, which disclosure controls and procedures are, given the size of the Company and the nature of its business, effective in alerting on a timely basis the Company’s Chief Executive Officer and its Chief Financial Officer to material information required to be included in the Company Public Documents. The Company and its Subsidiaries maintain internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and the Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements. Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, prior to the date of this Agreement there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Company and its Subsidiaries that are reasonably likely to adversely affect the Company’s or its Subsidiaries’ ability to record, process, summarize and report financial information.

(3)	To the knowledge of the Company, except as disclosed in the Company Disclosure Letter, since January 1, 2006: (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no legal counsel representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company or to the board of directors of any of its Subsidiaries or any committees thereof or to any director or officer of any Subsidiary.

(4)	To the knowledge of the Company, the Company has provided adequate accruals in accordance with U.S. GAAP in its audited consolidated financial statements for the period ending December 31, 2006 and its unaudited consolidated financial statements for the period ending December 31, 2007 for any unpaid liability of the Company and each of its Subsidiaries in respect of Taxes for the period covered by such financial statements, whether or not such liability is shown as being due on any Tax Return.
Section 4.13 Undisclosed Liabilities
     Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are disclosed on the consolidated balance sheet of the Company as of December 31, 2007 (the “Company Balance Sheet”), in the notes thereto, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2007. Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with U.S. GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries as at December 31, 2007.
Section 4.14 Title to Properties
     Except as set out in the Company Disclosure Letter, to the knowledge of the Company, each of the Company and its Subsidiaries has sufficient title (whether in fee simple or equivalent or by means of an exploration, retention, reconnaissance, development or mining permit, right, concession, lease or license or similar (collectively, the “Company Mining Rights”)), free and clear of any title defect, royalty or Encumbrance, to permit it to explore, develop, extract and process ore from its mineral projects. Except as set out in the Company Disclosure Letter, there are no conflicting mining claims that, to the knowledge of the Company, could constitute a material defect in the Company’s or its Subsidiaries’ title to any of the

Company Mining Rights. Except as set out in the Company Disclosure Letter, there are no pending or, to the Company’s knowledge, threatened, suits, claims, actions, proceedings or investigations of any nature affecting the Company, its Subsidiaries or the Company Mining Rights. Except as set out in the Company Disclosure Letter, to the Company’s knowledge, there are no material restrictions on the use, transfer or ability to otherwise exploit any such Company Mining Rights, except as required by applicable Laws or the terms of the Company Mining Rights. Neither the Company nor any Subsidiary has received notice from any Governmental Entity of any proposal or intention to withdraw, revoke, amend or terminate any of the Company Mining Rights or has any reason to believe that any such withdrawal, revocation, amendment or termination is pending or threatened or will occur in the future and all material obligations in respect of the Company Mining Rights have been complied with at all times and except as set forth in the Company Disclosure Letter, no action, claim, demand, dispute or liability in respect of the same is outstanding or, to the knowledge of the Company, threatened.
Section 4.15 Property
     Except for the real property and leasehold interests set forth in the Company Disclosure Letter, the Company and its Subsidiaries do not have, directly or indirectly, any legal or beneficial interest in any real property or leasehold interests or in the right to use, occupy or acquire any real property or leasehold interests. Except as set forth in the Company Disclosure Letter, the Company has such rights by lease, licence, other agreement or otherwise to use, all of its properties and assets (real and personal, immovable and movable, tangible and intangible, including leasehold interests) sufficient to carry on its business as currently conducted, except where the failure to have such title or rights would not have a Material Adverse Effect on the Company.
Section 4.16 Employment Matters
     Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any employment, consulting or retention agreements currently in effect.
Section 4.17 Absence of Certain Changes or Events
     Except as disclosed in the Company Disclosure Letter, since January 1, 2007: (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice; (ii) neither the Company nor any Subsidiary has incurred or suffered a Material Adverse Change; (iii) there has not been any acquisition or sale by the Company or any Subsidiary of any material property or assets thereof; (iv) neither the Company nor any Subsidiary has entered into or adopted any, or materially amended any, benefit plan; (v) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect has been incurred; (vi)  there has not been any event, circumstance or occurrence which is reasonably likely to give rise to a Material Adverse Effect; (vii) there has not been any change in the accounting practices used by the Company or its Subsidiaries, other than generally applicable changes in Laws or in U.S. GAAP; (viii) except as disclosed in the Company Disclosure Letter and except for ordinary course increases consistent with past practice, there has not been any increase in the salary, bonus, or other remuneration payable to any employees, officers, directors, contractors or consultants of any of the Company or its Subsidiaries; (ix) there has not been any redemption, repurchase or other acquisition of securities of the Company or its Subsidiaries, by the Company or its Subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Company Common Shares or any securities of the Subsidiaries except for ordinary course dividends or distributions consistent with past practice; (x) the Company and its Subsidiaries have not entered into or amended any material contract; (xi) there has not been any satisfaction or settlement or any claims or liabilities that were not reflected in the Company’s financial statements, other than the settlement of liabilities incurred in the ordinary course of business consistent with past practice none of which settlement of liabilities were material; and (xii) neither the Company nor any of its Subsidiaries have invested in any third party (non-bank sponsored) backed commercial paper including, without limitation, liquidity backed notes, extendible notes or medium term notes issued by any such issuer.
Section 4.18 Litigation, Etc.
     Except as set forth in the Company Disclosure Letter, there is no claim, action, grievance, complaint, proceeding or investigation existing, pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries, or the directors, officers or employees thereof, or affecting any of their properties, permits, orders, licences, or assets, before or by any Governmental Entity, nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.
Section 4.19 Taxes
(1)	Except as set out in the Company Disclosure Letter, the Company and each of its Subsidiaries has duly filed, or has caused to be filed, within the times and in the manner prescribed under the applicable Law all federal, provincial, territorial, local and foreign Tax Returns required to be filed by it and those Tax Returns were true, complete and correct in all material respects and reflect accurately all liabilities for Taxes for the period(s) covered thereby and that no material fact has been omitted therefrom. The Company and each of its Subsidiaries has paid, collected, withheld and remitted, or caused to be paid, collected, withheld and remitted to the appropriate Governmental Entity, all Taxes that are due and payable, collectible or remittable by it including any such amounts payable, collectible or remittable by it in connection with amounts paid or credited to any present or former employee, on or before the date of this Agreement. Except as set out in the Company Disclosure Letter, no extension of time in which to file any Tax Returns is in effect. Since December 31, 2007, neither the Company, nor any of its Subsidiaries has incurred any liability in respect of Taxes, other than in the ordinary course of its business none of which liabilities in respect of Taxes are material. No Encumbrance for Taxes has been filed or exists other than for Taxes not yet due and payable.

(2)	Except as set out in the Company Disclosure Letter: (i) there are no claims or reassessments of Taxes in respect of the Company or any Subsidiary that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to the Company or any Subsidiary by any Governmental Entity in any jurisdiction, whether or not the Company or any of its Subsidiaries files Tax Returns in such jurisdiction; (ii) no Governmental Entity has challenged, disputed or questioned the Company or any Subsidiary in respect of Taxes or Tax Returns; (iii) none of the Company or any Subsidiary is negotiating any draft assessment or reassessment with any Governmental Entity; (iv) to the knowledge of the Company, there are no contingent liabilities for Taxes of the Company or any Subsidiary, other than as disclosed in the audited consolidated financial statements of the Company for the period ending December 31, 2006 and unaudited consolidated financial statements of the Company for the period ending December 31, 2007; (v) none of the Company or any Subsidiary has received any indication from any Governmental Entity that an assessment or reassessment of the Company or any Subsidiary is proposed in respect of any Taxes, regardless of its merits, and (vi) none of the Company or any Subsidiary has executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.
(3)	Neither the Company, nor any of its Subsidiaries is subject to, party to or a member of any partnership or other arrangement or contract that is treated as a partnership for income tax purposes.
(4)	To the extent that the Company or any of its Subsidiaries was resident in Canada at any time for the purposes of the Tax Act, for all material transactions between (i) the Company or any of its Subsidiaries and (ii) any non-resident Person with whom any of them was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the

Effective Date, the Company or any of its Subsidiaries, as the case may be, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(5)	The Company has delivered to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company and its Subsidiaries since December 31, 2003.
(6)	Other than as set out in the Company Disclosure Letter, since July 20, 2007, the Company has not owned any property that is taxable Canadian property, property that is described in the inventory of a business carried on by the Company in Canada, or eligible capital property in respect of a business carried on by the Company, as each of those terms is defined in the Tax Act.
(7)	To the Company’s knowledge, there are no facts or circumstances, and the Company does not have a plan or intention to take or refrain from taking any action, that would be reasonably likely to prevent the transactions contemplated by this Agreement and the Plan of Arrangement from qualifying as a reorganization pursuant to Section 368 of the Code.
Section 4.20 Books and Records
     The corporate records and minute books of the Company and its Subsidiaries have, since the Company’s incorporation in the British Virgin Islands by Articles of Incorporation under the International Business Companies Act on June 17, 1997 with company number 236090 and re-registration under the BVI Business Companies Act (2004) on January 1, 2007 with company number 236090, and since the date of incorporation/formation in the case of each Subsidiary, been maintained in accordance with all applicable Laws in all material respects and the minute books of the Company and each of its Subsidiaries are complete and accurate in all material respects. Financial books and records and accounts of the Company and each of its Subsidiaries in all material respects: (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the Company’s consolidated financial statements.
Section 4.21 Insurance
     Neither the Company nor its Subsidiaries maintain any insurance policies in respect of their properties, assets or operations.
Section 4.22 Non-Arm’s Length Transactions
     No current or former director, officer or employee (a “Company Interested Person”) is indebted to the Company or any Subsidiary, nor is the Company or any

Subsidiary indebted to any Company Interested Person, except such indebtedness as is expressly disclosed in the Company Disclosure Letter and except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business. Except for employment agreements, agreements with non-executive directors regarding their services as directors of the Company or any Subsidiary (that do not impose any material payment obligations on the Company or any Subsidiary) and other than as disclosed in the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to any written or oral agreement, arrangement, understanding or commitment with any Company Interested Person. Except as is disclosed in the Company Disclosure Letter, no Company Interested Person: (i) owns, directly or indirectly, in whole or in part, any property that the Company or any Subsidiary uses in the operation of the business; or (ii) has any cause of action or other claim whatsoever against, or is owed any amount by the Company or any Subsidiary in connection with the business, except for any liabilities reflected in the consolidated financial statements of the Company for the period ended December 31, 2007 and claims in the ordinary course of business such as for accrued expense reimbursements, vacation pay and benefits under any benefit plans.
Section 4.23 Environmental
(1)	Except as to the matters described in the Company Disclosure Letter, there has been no Environmental Condition, and in respect of the Company and each Subsidiary of the Company, there exists no Environmental Condition, which, individually or in the aggregate, has a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries has received a notice, directive, advisory or other communication from any Governmental Entity of any Environmental Condition that could, individually or in the aggregate, have a Material Adverse Effect.
(2)	Except as to matters described in the Company Disclosure Letter, the Company and each Subsidiary of the Company has all Environmental Approvals required pursuant to Environmental Laws in respect of the current operations of the Company and each such Subsidiary of the Company and is in compliance with such Environmental Approvals except where any non-compliance could not, individually or in the aggregate, have a Material Adverse Effect.
(3)	The Company Disclosure Letter lists all reports and documents which are in the possession or under the control of the Company and which relate to the environmental matters affecting the Company, the Company Mining Rights or the real property and leasehold interests set forth in the Company Disclosure Letter pursuant to Section 4.16 hereof. Copies of all such reports and documents have been provided to Parent or Subco. To the knowledge of the Company, there are no other such reports or documents which have not been made available to Parent or Subco, whether by reasons of confidentiality restrictions or otherwise.
Section 4.24 Restrictions on Business Activities
     Except as set forth in the Company’s Constating Documents or in the Company Disclosure Letter there is no agreement, judgement, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any current business activity of the Company, any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries (in any locality or otherwise) or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently contemplated to be conducted.
Section 4.25 Material Agreements
     To the knowledge of the Company, except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in material breach or default under any material agreement or is aware of any condition that with the passage of time or the giving of notice or both would result in such a material breach or default. To the knowledge of the Company, except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any material breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any material agreement by any other party thereto. Prior to the date of this Agreement, the Company has made available to Parent or its representatives true and complete copies of all material agreements relating to the Company or any of its Subsidiaries.
Section 4.26 No Prohibited Payments.
     Neither the Company, nor any Subsidiary, nor to the knowledge of the Company any officer, director, employee, shareholder, agent or other Person acting on behalf of any of the Company or any of its Subsidiaries, (i) has made any Prohibited Payments, (ii) has made any payments or provided services that, even though not Prohibited Payments, were not legal to make or provide or that were not legal for the Persons receiving them to receive, (iii) has received any payments, services or gratuities that were not legal to receive or that were not legal for the Person making them to provide, (iv) has engaged in any transactions or made or received payments that were not properly recorded on the accounting books and records or properly disclosed on its financial statements, or (v) has maintained any off-book bank or cash account or “slush funds”.

Section 4.27 No Option on Assets
     To the knowledge of the Company, other than the agreements and options disclosed in the Company Disclosure Letter, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries.
Section 4.28 Full Disclosure
     The Company has made available to Parent all material information concerning the Company and each of its Subsidiaries through Company Public Documents filed on EDGAR, or otherwise by delivery of such material information to Parent, including financial, operational and other information and documentation and all such information as made available to Parent was true and correct at the date of filing or delivery to Parent in all material respects and no material fact or facts were omitted therefrom which would make such information misleading and neither the Company, nor any of its Subsidiaries have approved or entered into a binding agreement in respect of, or have any knowledge of, the purchase of any material property or assets or any interest therein or the sale or transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Company or its Subsidiaries, whether by asset sale, transfer of shares or otherwise.
Section 4.29 Fees
     The Company Disclosure Letter sets out all financial advisory and other fee arrangements of the Company or any of its Subsidiaries (including details of the maximum amount of advisory fees, success fees, brokerage commissions, finder’s fees or other like payments payable by the Company or any of its Subsidiaries) in connection with the Arrangement.
Section 4.30 Shell Company
     The Company is not a “shell company” as such term is defined under Rule 405 of the 1933 Act.
ARTICLE 5
COVENANTS
Section 5.1 Conduct of Business by the Company
     The Company covenants and agrees that, prior to the earlier of: (i) the Effective Date; and (ii) the date on which this Agreement has been terminated pursuant to Article 7 (iii) , unless Parent and Subco shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)	the Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in the ordinary course of business consistent with past practice except as may be required in order to comply with the terms of this Agreement;

(b)	without limiting the generality of subsection (a) above, and except as otherwise expressly permitted or required by this Agreement, the Company shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:
(i)	issue, sell, award, pledge, dispose of, encumber or agree to issue, sell, award, pledge, dispose of or encumber any Company Common Shares, or other securities of the Company or any shares or other securities of its Subsidiaries, or any calls, conversion privileges or rights of any kind to acquire any Company Common Shares or other securities of the Company or any shares or other securities of its Subsidiaries;

(ii)	sell, pledge, lease, assign, dispose of, encumber or agree to sell, pledge, lease, assign, dispose of or encumber any material property or assets of the Company or any of its Subsidiaries or any interest in any material property or asset of the Company or any of its Subsidiaries;

(iii)	except as set out in subsection (c) of this Section 5.1, amend or propose to amend the memorandum and articles of association or other Constating Documents of the Company or any of its Subsidiaries;

(iv)	amend or file any Tax Returns, except as required by Law;

(v)	split, consolidate, combine or reclassify any outstanding shares or other securities of the Company or any Subsidiary or undertake any other capital reorganization;

(vi)	redeem, purchase or offer to purchase any Company Common Shares or other securities of the Company or any shares or other securities of any of its Subsidiaries;

(vii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any securities of the Company or any Subsidiary;

(viii)	reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;

(ix)	reduce the stated capital of the shares of the Company or of the securities of any of its Subsidiaries;

(x)	acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person or enter into any new joint venture, partnership or other such arrangement;

(xi)	enter into, directly or indirectly, an investment in or acquisition of, whether individually or with any other Person, any asset or an interest in any asset;

(xii)	Except as set forth in the Company Disclosure Letter incur, authorize, agree or otherwise commit to incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for (i) the borrowing of working capital in the ordinary course of business consistent with past practice which borrowings will not, individually or in the aggregate, be material, or guarantee, endorse or otherwise (as an accommodation) become responsible for, the obligations of any other Person or make any loans or advances or (ii) borrowings from Parent;

(xiii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(xiv)	except as set forth in the Company’s Disclosure Letter, pay, discharge, satisfy or settle any claims, liabilities or obligations other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s financial statements or incurred in the ordinary course of business consistent with past practice and which are not material and (ii) any claims, liabilities or obligations incurred by the Company in connection with the preparation, negotiation, and consummation of this Agreement and the transactions contemplated hereby;

(xv)	waive, release, authorize, amend, recommend or propose any release or relinquishment of any material contractual right, any license, lease, contract or other document or any other legal rights or claims;

(xvi)	enter into any interest rate, currency swaps, hedges, caps, collars, forward sales or other similar financial instruments;

(xvii)	except as required by U.S. GAAP, or any other generally accepted accounting principles to which any Subsidiary may be subject or any applicable Laws, make any changes to the existing accounting practices of the Company or any Subsidiary or make any election in respect of Taxes inconsistent with past practice;

(xviii)	waive, release, grant or transfer any rights of value, including Company Mining Rights, or modify or change any existing licence, lease, contract or other document;

(xix)	except as otherwise provided herein, exercise any material rights arising under any contract, agreement, lease, license, arrangement or other document or refrain from exercising such rights without, in either case, the prior written approval of Parent;

(xx)	abandon or fail to pursue any application for any material licence, permit, order, authorization, consent, approval or registration;

(xxi)	terminate the employment of any senior management employee, except if such termination is for just cause;

(xxii)	implement a shareholder rights plan; or

(xxiii)	announce an intention, enter into any formal or informal agreement, or otherwise agree or commit to do any of the foregoing;
(c)	Notwithstanding any other provision of this Section 5.1, the Company shall, prior to the Meeting, continue to the jurisdiction of British Columbia;

(d)	the Company shall not, and shall cause each of its Subsidiaries not to:

(i)	increase the remuneration or benefits payable or to become payable to its directors or officers (whether from the Company or any of its Subsidiaries); or enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer of the Company or any of its Subsidiaries or members of any of their respective board of directors; other than pursuant to agreements already entered into as disclosed in the Company Disclosure Letter; or

(ii)	except with respect to the consummation of the transactions contemplated hereby, hire any managerial employee, independent contractor or consultant of the Company or any of its Subsidiaries without the prior written consent of Parent (not to be unreasonably withheld or delayed);
(e)	the Company shall not, and shall cause each of its Subsidiaries not to establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any plan for the benefit or welfare of any directors, officers, current or former employees of the Company or any of its Subsidiaries;

(f)	the Company shall and shall cause its Subsidiaries to ensure their current material insurance (or re-insurance) policies are not cancelled or terminated or any of the coverage thereunder is permitted to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(g)	the Company shall and shall cause its Subsidiaries to:
(i)	use commercially reasonable efforts to preserve their respective business organizations and goodwill, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

(ii)	not take any action or enter into any transaction which would, or which reasonably may be expected to (A) render any representation or warranty made by the Company in this

Agreement inaccurate, (B) result in a breach of any of the Company’s covenants or obligations under this Agreement, (C) cause any condition in Section 6.1 or Section 6.2 to become incapable of satisfaction, or (D) materially delay the successful completion of the transactions contemplated by this Agreement or render the transactions contemplated by this Agreement incapable of completion;

(iii)	promptly notify Parent orally and in writing of the occurrence of any Material Adverse Change or Material Adverse Effect or any change, event, occurrence or state of facts which could reasonably be expected to become a Material Adverse Change in respect of, or to have a Material Adverse Effect on, the Company Mining Rights or the Company, in the normal course of its or any of its Subsidiaries’ businesses or in the operation of its or any of its Subsidiaries’ properties and of any governmental or material third party complaints, investigations or hearings (or communications indicating that the same are being contemplated) or any material developments in relation to any of the foregoing, and the Company shall consult with Parent in respect of any matters relating to the foregoing;

(iv)	not enter into any agreement, contract, lease, license or other binding obligation of the Company or any of its Subsidiaries: (A) containing (1) any material limitation or restriction on the ability of the Company or any of its Subsidiaries to engage in any type of activity or business (including following the transactions contemplated hereby) or (2) any material limitation or restriction on the manner in which, or the localities in which, all or any material portion of the business of the Company or any of its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any material portion of the business of Parent or any of its Subsidiaries, is or would be conducted, (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement, or (C) that involves or would reasonably be expected to involve payments outside the ordinary course of business;

(v)	except as disclosed in the Company Disclosure Letter, not incur or commit to incur any capital expenditures or enter into any agreement obligating the Company or any of its Subsidiaries to provide for future capital expenditures outside the ordinary course of business and which are not material; and

(vi)	not pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding;
(h)	the Company shall and shall cause each of its Subsidiaries to:
(i)	use commercially reasonable efforts to duly and timely file all Tax Returns required to be filed by it on or after the date of this Agreement and all such Tax Returns will be true, complete and correct in all material respects and no material fact shall be omitted therefrom;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, including any instalments in respect of Taxes;

(iii)	not make or rescind any express or deemed election relating to Taxes;

(iv)	except as disclosed in the Company Disclosure Letter, not make a request for or pursue the obtaining of any Tax ruling or enter into any material agreement with any taxing authorities or consent to any agreement, extension or waiver extending the period for assessment, reassessment or collection of any Taxes;

(v)	not settle or compromise any assessment, reassessment, claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and

(vi)	not change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended December 31, 2006, except as may required by applicable Laws;
(i)	the Company shall not and shall cause its Subsidiaries not to authorize or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other paragraphs of this Section 5.1;

(j)	the Company shall use its reasonable commercial efforts to maintain the listing of the Company Common Shares on the OTCBB until the Effective Date and shall cooperate with Parent and use reasonable commercial efforts to take, or cause to be taken, all actions and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OTCBB to enable the delisting by the Company of the Company Common

Shares from the OTCBB and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Date;

(k)	the Company shall execute and deliver, or cause to be executed and delivered, at the closing of the Arrangement and the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be reasonably requested by Parent;

(l)	the Company shall use its commercially reasonable efforts to complete the transactions contemplated hereby by the Outside Date;

(m)	the Company shall, in all material respects, conduct itself so as to keep Parent fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business and the businesses of each of its Subsidiaries; and

(n)	the Board of Directors of the Company shall recommend to the Shareholders the approval of the Arrangement, shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or the obtaining of Shareholders approval that is inconsistent with such recommendation, and shall promptly publicly reconfirm such recommendation upon the reasonable request from time to time of Parent, except as expressly permitted by Article 8.
Section 5.2 Filings and Authorizations
(1)	Subject to Section 5.10(3), each of Parent and Subco and the Company, as promptly as practicable after the execution and delivery of this Agreement, will: (i) make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required or desirable for Parent and Subco and the Company to consummate the Arrangement, and (ii) use all commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement including fulfilling as soon as is practicable any reasonable requests for additional information from any Governmental Entity. Subject to any applicable Laws, the Parties will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing including providing each other with copies of all notices and information supplied or filed with any Governmental Entity (except for notices and information which Parent and Subco or the Company, in each case acting reasonably, considers confidential and sensitive which may be exchanged on a “counsel only” basis and filed on a confidential basis), and all notices and correspondence received from any Governmental Entity.

(2)	Each of Parent and the Company shall furnish to the other, on a timely basis, all information as may be reasonably required to effectuate the foregoing actions, and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation.

(3)	In the event that Parent files a registration statement with the SEC pursuant to Section 5.10(3) hereof, then the Company shall use its commercially reasonable efforts to take all necessary action to permit Parent to file such registration statement, including providing audited annual financial statements and unaudited interim financial statements, company and shareholder information and any other required material, in each case as Parent may reasonably request, in order to comply with applicable Securities Laws and rules of the SEC. The Company shall use its commercially reasonable efforts to cause its independent auditor to deliver to Parent for inclusion in the registration statement an audit opinion covering any audited financial statements of the Company that are to be included in the registration statements by Regulation S-X or other applicable Securities Laws or rules of the SEC. The Company shall further use its commercially reasonable efforts to cause its independent auditor and any other of its advisors providing any expert information for inclusion in the registration statement to furnish Parent a consent permitting such inclusion and the identification in the registration statement of such advisor. For the purposes of this paragraph “expert information” is such material as is described in Section 11(a)(4) of the 1933 Act.
Section 5.3 Transitional Matters
     The Company acknowledges that it is Parent’s intent to assume control of the Board of Directors and operations of the Company on and after the Effective Date. The existing directors and senior officers of the Company identified by Parent shall tender letters of resignation on the Effective Date.
Section 5.4 United States Tax Matters
     The parties intend to adopt this Agreement and the Plan of Arrangement as a plan of reorganization for purposes of the Code and applicable regulations thereunder and to treat the transactions contemplated by this Agreement and the Plan of Arrangement as a reorganization in accordance with the provisions of Section 368(a)(2)(E) of the Code for United States Federal income tax purposes. Except as provided in this Agreement, none of the parties will take any action that would cause the reorganization not to qualify as a reorganization in accordance with

Section 368(a)(2)(E) of the Code. Notwithstanding the foregoing, none of Parent, Subco or the Company makes any representation or warranty to any other party or to any Shareholder, holder of Parent Common Shares or other holder of Company securities or Parent securities (including, without limitation, stock options, warrants or other similar rights) regarding the United States tax treatment of such transactions, including but not limited to whether such transactions will qualify as a tax deferred plan of reorganization for purposes of United States federal, state or local income tax. The Company, Parent and Subco acknowledge that Parent, the Company, Subco and the Shareholders are relying solely on their own tax advisors in connection with this Agreement and the Plan of Arrangement and related transactions and agreements.
Section 5.5 Additional Agreements
     The Company shall perform, and shall cause each of its Subsidiaries to perform all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with Parent and Subco in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and without limiting the generality of the foregoing, the Company shall, and where appropriate, shall cause each of its Subsidiaries to:
(a)	except as expressly contemplated or permitted by this Agreement and applicable Laws use all commercially reasonable efforts to obtain the approval of the Arrangement Resolution by the Shareholders;

(b)	use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements required or deemed advisable with the Arrangement;

(c)	use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging this Agreement or the consummation of the Arrangement or any other related matters contemplated hereby;

(d)	use all commercially reasonable efforts to oppose, cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Arrangement or any other related matters contemplated hereby; and

(e)	use all commercially reasonable efforts to effect all necessary or appropriate registrations and other filings and submissions of information requested by Governmental Entities.

Section 5.6 Notices of Certain Actions
     The Company and Parent shall advise the other promptly of any breach by the Company or Parent, respectively, of any covenant or agreement contained in this Agreement, any event occurring subsequent to the date hereof that would render any representation or warranty of the Company or parent or Subco, as applicable, contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect.
Section 5.7 Securityholder Claims
     The Company shall notify Parent and Subco promptly of any claim brought by (or threatened to be brought by) any present, former or purported holder of any securities of the Company in connection with the Arrangement or the transactions contemplated herein prior to the Effective Time. The Company shall not settle or compromise, or agree to settle or compromise any claim prior to the Effective Time without the prior written consent of Parent and Subco.
Section 5.8 Mutual Covenants
     Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Arrangement and all related matters contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:
(a)	to obtain all consents, approvals and authorizations as are required to be obtained by the Company or any Subsidiary under any applicable Laws or from any Governmental Entity which would, if not obtained, prevent or materially impede the completion of the Arrangement and the transactions contemplated hereby or have a Material Adverse Effect;

(b)	not take any action or permit any of its Subsidiaries to take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Effective Date or termination of this Agreement, whichever is first; and

(c)	to fulfill all conditions and satisfy all provisions of this Agreement.
Section 5.9 Indemnification
(1)	Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favour of the directors or officers of the Company as provided in its Constating

Documents or in written contracts in effect on the date of this Agreement, shall survive the Arrangement and shall continue in full force and effect until the earlier of the expiration of the applicable statute of limitations with respect to any claims against directors or officers of the Company arising out of such acts or omissions and the sixth anniversary of the Effective Date, and Parent hereby assumes, effective upon consummation of the Arrangement, all such indemnification obligations of the Company with respect to any matters arising prior to the Effective Time.

(2)	In the event the Company or any of its successors or assigns: (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in such case, proper provision shall be made so that Parent, shall assume the obligations set forth in this Section 5.8.
Section 5.10 Additional Covenants of Parent and Subco
(1)	Parent shall promptly advise the Company in writing of any:
(a)	event, condition or circumstance that might be reasonably expected to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

(b)	Material Adverse Effect on Parent or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Parent; and

(c)	material breach by Parent of any of its covenants, obligations or agreements contained in this Agreement.
(2)	Parent shall perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Parent shall:
(a)	use commercially reasonable efforts to satisfy or cause to be satisfied as soon as reasonably practicable all conditions precedent that are set forth in Article 6; and

(b)	use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Parent which may adversely affect the ability of the parties to consummate the transactions contemplated hereby.
(3)	In the event that, due to an amendment to the 1933 Act, a change in the SEC’s interpretation of the 1933 Act or a decision of a court which provides that orders of Canadian courts such as the Final Order do not qualify under Section 3(a)(10) of the 1933 Act, the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of Parent Common Shares in accordance with the Arrangement from the registration requirements of the 1933 Act, then (unless Parent shall reasonably determine that another registration exemption is available and that the Parent Common Shares issued in the Arrangement would not be restricted securities within the meaning of Rule 144 under the 1933 Act, subject to restrictions on transfer applicable to “affiliates” (as defined in Rule 405 under the 1933 Act) of Parent following the Closing, and the Company, acting reasonably based on advice of United States counsel, agrees with such determinations) Parent shall take all necessary action to file a registration statement on Form F-4 (or on such other form that may be available to Parent) in order to register the issuance of the Parent Common Shares in accordance with the Arrangement, and shall use its reasonable commercial efforts to cause such registration statement to become effective as promptly as practicable. As promptly as practicable after the registration statement has become effective, the Company shall mail the Circular to its Shareholders.
Section 5.11 Additional Covenants of Parent and Subco
(1)	The Company acknowledges and agrees that Parent may issue additional Parent Common Shares after the date hereof in connection with a subsequent equity or convertible security financing, or in connection with an acquisition, and that as a result the pro forma ownership interest in Parent held by the former Shareholders may be diluted to a material degree.
(2)	Parent and Subco acknowledge and agree that they are fully aware of the current status of the Settlement in respect of the Company Mining Rights and that the existence of such matters will not give rise to a right of Parent or Subco to terminate this Agreement.

ARTICLE 6
CONDITIONS
Section 6.1 Mutual Conditions Precedent
     The respective obligations of each Party to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, or if permissible, waiver, of the following conditions precedent at or before the Effective Date:
(a)	the Interim Order shall have been obtained in form and substance satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(b)	the Arrangement Resolution shall have been approved by Shareholders at the Meeting in accordance with the requirements of the Interim Order;

(c)	the Final Order shall have been obtained in form and on terms satisfactory to each of Parent and the Company, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(d)	the Arrangement Filings shall be in form and substance satisfactory to the Parties hereto, acting reasonably; and

(e)	there shall not be in force any Laws, ruling, order or decree, and there shall not have been any action taken under any Laws or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement and the transactions contemplated hereby in accordance with the terms hereof or that results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the transactions contemplated hereby which has a Material Adverse Effect.
     The foregoing conditions are for the mutual benefit of the Parties hereto and may be waived in respect of a Party hereto, in whole or in part, by such Party hereto in writing at any time.
Section 6.2 Additional Conditions Precedent to the Obligations of Parent and Subco
     The obligations of Parent and Subco to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent:

(a)	all consents, authorizations, waivers, permits, exemptions, reviews, orders, rulings, decisions and approvals of, and any registrations and filings with, any Governmental Entity and the expiry, waiver or termination of any waiting or suspensory periods, in each case that Parent and Subco reasonably consider to be necessary or desirable in connection with, or required to permit the Parties to consummate the Arrangement shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, shall have expired or been terminated, each on terms that are satisfactory to Parent and Subco, acting reasonably;

(b)	Parent and Subco shall have determined, acting reasonably, that (x) no act, action, suit or proceeding shall have been taken or threatened in writing before or by any Governmental Entity in Canada or elsewhere, whether or not having the force of Law, and (y) no Law shall have been proposed, enacted, promulgated or applied, in either case:
(i)	which, if the Arrangement were consummated, would have a Material Adverse Effect; or

(ii)	which would prevent or materially delay the completion of the Arrangement; or

(iii)	seeking to prohibit or limit the ownership or operation by Parent and Subco of any material portion of the business, assets or property of the Company or any of its Subsidiaries or to compel Parent and Subco or their Subsidiaries to dispose of or hold separate any material portion of the business, assets or property of the Company or any of its Subsidiaries as a result of the Arrangement;
(c)	(i) all representations and warranties of the Company qualified by references to materiality or by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, and (ii) all representations and warranties not qualified by references to materiality or by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all material respects, in either case as if made on and as of the Effective Date, except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, and Parent and Subco shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company addressed to Parent and Subco and dated as of the Effective Date confirming the same, such certificate to be in form and substance satisfactory to Parent and Subco, acting reasonably;

(d)	the Company shall have complied with all covenants and obligations in all material respects that are to be complied with under this Agreement at or prior to the Effective Date and Parent and Subco shall have received a certificate of the Chief Executive Officer of the Company addressed to Parent and Subco and dated as of the Effective Date confirming the same, such certificate to be in form and substance satisfactory to Parent and Subco, acting reasonably;

(e)	since the date of this Agreement, there shall not have occurred a Material Adverse Change or any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have a Material Adverse Effect;

(f)	all third party and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements or arrangements that Parent and Subco reasonably consider to be necessary or desirable shall have been obtained or received on terms that are satisfactory to Parent and Subco acting reasonably, and reasonable evidence of this shall have been delivered to Parent and Subco;

(g)	the directors of the Company and each of the Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by the Company and each of its Subsidiaries to permit the consummation of the transactions contemplated herein;

(h)	Dissent Rights shall not have been exercised with respect to more than 5% of the Company Common Shares in connection with the Arrangement and Parent shall have received a certificate dated the day immediately preceding the Effective Date of the officer of the Company to such effect;

(i)	TSX shall have conditionally approved the listing thereon of Parent Common Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter, subject only to compliance with the usual requirements of the TSX;

(j)	Parent shall have reasonably received an opinion (the “Title Opinion”) of Montana counsel, in form and substance reasonably satisfactory to Parent, as to the Company’s interest in the Company

Mining Rights. Within 30 Business Days after Parent’s receipt of the Title Opinion Parent may notify the Company that it is not satisfied, acting reasonably, with the results of the Title Opinion and that it has elected to terminate this Agreement, failing which Parent and Subco will be deemed to have accepted the Title Opinion and this condition will no longer apply; and

(k)	the Company shall have continued to the jurisdiction of British Columbia in accordance with Section 5.1(c).
     The foregoing conditions are for the exclusive benefit of Parent and Subco and may be waived by Parent and Subco in whole or in part at any time.
Section 6.3 Additional Conditions Precedent to the Obligations of the Company
     The obligations of the Company to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent:
(a)	(i) all representations and warranties of Parent and Subco qualified by references to materiality or by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, and (ii) all representations and warranties not qualified by materiality or by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all material respects, in either case as if made on and as of the Effective Date, except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, and except, in each case, where any failure or breaches of representations and warranties would not have a Parent Material Adverse Effect, and the Company shall have received a certificate from two senior officers of Parent and Subco addressed to the Company and dated as of the Effective Date confirming the same, such certificate to be in form and substance satisfactory to the Company, acting reasonably;

(b)	Parent and Subco shall have complied with all covenants and obligations in all material respects that are to be complied with under this Agreement by Parent and Subco at or prior to the Effective Date, except where any breach or non-compliance would not materially impede the completion of the Arrangement and the Company shall have received a certificate from two senior officers of Parent and Subco addressed to the Company and dated as of the Effective Date confirming the same, such certificate to be in form and substance satisfactory to the Company, acting reasonably; and

(c)	The Parent Common Shares comprising the Share Consideration issuable at the Effective Time shall have been approved for listing on the TSX and, subject to any restrictions applicable to a control person of Parent, will be freely tradeable by the holders thereof.
     The foregoing conditions are for the exclusive benefit of the Company and may be waived by the Company in whole or in part at any time.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination
     This Agreement may be terminated by notice in writing:
(a)	at any time prior to the Effective Time by mutual consent of Parent and the Company;

(b)	by Parent, if Parent and Subco are not in material breach of their respective obligations under this Agreement and any representation or warranty on the part of the Company set forth in this Agreement fails to continue to be true and correct, in any material respect, or there has been a breach of or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement which failure, breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and (ii) either cannot be cured or is not waived by Parent at or before the Effective Time and has not been cured prior to the tenth Business Day following receipt by the Company of written notice of such breach from Parent;

(c)	by the Company, if the Company is not in material breach of its obligations under this Agreement and any representation or warranty on the part of Parent or Subco set forth in this Agreement fails to continue to be true and correct, in any material respect, or there has been a breach of or failure to perform any covenant or agreement on the part of Parent or Subco set forth in this Agreement, which failure, breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and (ii) either cannot be cured or is not waived by the Company at or before the Effective Time and has not been cured prior to the tenth Business Day following receipt by Parent of written notice of such breach from the Company;

(d)	by either Party if the Arrangement has not been consummated by the Outside Date, provided that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a Party if any action of such Party or the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time shall have resulted in the conditions contained in Article 6 not having been satisfied prior to the Outside Date;

(e)	by Parent if: (i) the Board of Directors of the Company withdraws, modifies, changes or qualifies (or resolves to do so) its approval or recommendation of this Agreement or the Arrangement in a manner adverse to Parent and Subco; or (ii) the Board of Directors of the Company or any committee thereof or the board of directors or any committee thereof of any of the Subsidiaries approves or recommends an Acquisition Proposal or the Company or any Subsidiary enters into a written agreement in respect of an Acquisition Proposal; or (iii) the Board of Directors of the Company or any committee thereof fails to publicly recommend or reaffirm its approval or recommendation of the Arrangement within two calendar days of any written request to do so by Parent; or (iv) the Board of Directors of the Company or the board of directors of any of the Subsidiaries or the Company or any of its Subsidiaries publicly proposes or publicly states its intention to do any of the foregoing;

(f)	by either Party, if the Shareholders do not approve the Arrangement Resolution in the manner directed by the Court;

(g)	by Parent, if Parent and Subco are not in material breach of their respective obligations under this Agreement and there has been an intentional, wilful or deliberate breach or failure to perform any covenant or agreement on the part of the Company set forth in Article 2, Section 5.1(g)(ii), Section 5.1(n), Section 5.2, Section 5.5, Section 5.8 or Article 8 of this Agreement;

(h)	by the Company, if the Company proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 8.1, provided that the Company has previously paid to Parent the applicable Termination Fee and further provided that the Superior Proposal did not result from a breach by the Company of its obligations under Section 8.1 of this Agreement; and

(i)	by either Party, if a Governmental Entity or court of competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; provided that the right to terminate this Agreement under this Section 7.1(i) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree, ruling or action.
Section 7.2 Amendment
     This Agreement may not be amended except by written instrument signed by each of the Parties.
Section 7.3 Waiver
     At any time prior to the Effective Date, either Parent or the Company may: (i) extend the time for the performance of any of the obligations or other acts of the other Party; or (ii) waive compliance with any of the agreements of the other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements or conditions are intended for its benefit.
Section 7.4 Termination Fee
(1)	Subco shall be entitled to a termination fee of $250,000 (the “Termination Fee”) upon the occurrence of any of the following events (each a “Termination Fee Event”) which shall be paid by the Company to Subco within the time specified in respect of each such Termination Fee Event:
(a)	this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(g), in which case the Termination Fee shall be paid to Subco on the third Business Day following such termination; or

(b)	this Agreement is terminated in accordance with Section 7.1(d) or Section 7.1(f) and a bona fide Acquisition Proposal has been publicly announced by any person other than Parent or Subco and not withdrawn, and an agreement in respect of an Acquisition Proposal is entered into or agreed to by the Company or any of its Subsidiaries or an Acquisition Proposal is completed during the twelve (12) months following the termination of this Agreement, in which case the Termination Fee shall be paid to Subco on the earlier of the date that an Acquisition Proposal is entered into or agreed to or concurrently with the consummation of the Acquisition Proposal.
     The Company acknowledges that the agreements contained in this Section 7.4(1) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Subco would not enter into this Agreement. For greater certainty:

(a)	the Company shall not be obligated to make more than one payment under Section 7.4(1) if one or more of the events specified therein occurs;

(b)	the Termination Fee shall be paid by the Company to Subco by wire transfer in immediately available funds to an account specified by Subco; and

(c)	the obligations of the Company under this Section 7.4 shall survive the termination of this Agreement, regardless of the circumstances thereof.
Section 7.5 Effect of Termination
     The Company acknowledges that the payment amount set out in Section 7.4 is payment of liquidated damages which is a genuine pre-estimate of the damages which Parent and Subco will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and is not a penalty. The Company hereby irrevocably waives any right it may have to raise as a defence that any such damages are excessive or punitive. If this Agreement is terminated in accordance with the provisions of Section 7.1, no Party shall have any further liability to perform its obligations hereunder except for the provisions of this Section 7.5 and Section 7.4. The Parties agree that the payment of the Termination Fee under Section 7.4 is the sole remedy of Parent or Subco under this Agreement.
ARTICLE 8
NON-SOLICITATION
Section 8.1 Non-Solicitation
(1)	On and after the date of this Agreement, the Company shall not, and shall cause its Subsidiaries not to directly or indirectly, through any officer, director, employee, advisor, investment banker, representative, agent or otherwise:
(a)	make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information, permitting or facilitating (as applicable) any visit to any facilities or properties of the Company or any Subsidiary, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries from or submissions of proposals or offers (whether or not in writing and whether or not delivered to Shareholders) from any other Person (including from any of such Person’s officers, directors or employees) relating to (i) any liquidation or winding-up, dissolution, consolidation, reorganization, recapitalization, merger, take-over bid, amalgamation or arrangement involving the Company or any of its

Subsidiaries; (ii) any acquisition or purchase (or any lease or other arrangement having the same economic effect as a sale) in a single transaction or a series of related transactions of all or a material portion of the assets of, or of more than 20 percent of any class of the share capital, voting securities or other equity interests (including Company Common Shares) in, the Company or any of its Subsidiaries; (iii) any similar transaction or business combination of, or involving, the Company or any of its Subsidiaries, other than with Parent or Subco; (iv) any sale of any interest in any material mineral property owned by the Company or any Subsidiary; or (v) any proposal or offer (written or oral) to do, or public announcement or other public disclosure of an intention to do, any of the foregoing from any Person other than Parent or Subco (any of such foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”);

(b)	participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make an Acquisition Proposal;

(c)	withdraw, modify, qualify or change, or propose publicly to withdraw, modify, qualify or change, in any manner, the approval or recommendation of the Board of Directors of the Company or any committee thereof of this Agreement or the transactions contemplated hereby;

(d)	agree to, approve or recommend or remain neutral with respect to, or propose publicly to agree to, approve or recommend or remain neutral with respect to, any Acquisition Proposal; or

(e)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement, understanding or undertaking related to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Arrangement or providing for the payment of any break, termination or other fees or expenses to any Person in the event that the Company or any of its Subsidiaries completes the transactions contemplated hereby or any other transaction with Parent or any of its affiliates agreed to prior to any termination of this Agreement, whether formal or informal;
provided, however, that subject as hereinafter provided, the Board of Directors shall be permitted, during the period commencing on the date hereof and ending at the time of the approval of the Arrangement Resolution by Shareholders, to engage in discussions or negotiations with or provide information pursuant to Section 8.1(3) below to any Person in response to an unsolicited bona fide written Acquisition Proposal which is not withdrawn if and only to the extent that: (i) it has received such unsolicited bona fide written Acquisition Proposal from an arm’s length third party for 100% of the Company Common Shares (or all or substantially all of the Company’s assets) that did not otherwise result from a breach of this Article 8: (A) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Board of Directors of the Company, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel), has been obtained, (B) that is not subject to any due diligence and/or access condition for a period of more than 10 Business Days, and (C) that the Board of Directors of the Company has determined in good faith (after consultation with its financial advisors and with its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal and such Acquisition Proposal would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Shareholders than the Arrangement (including any amendment to the terms and conditions of the Arrangement proposed by Parent and Subco pursuant to this Section 8.1) (any such Acquisition Proposal being referred to herein as a “Superior Proposal”); (D) prior to providing any information or data to any such Person or entering into discussions or negotiations with any such Person who has made an Acquisition Proposal, the Company has complied with Section 8.1(3); and (E) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel and financial advisors, as reflected in the minutes of the meeting of the Board of Directors of the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws.

(2)	The Company shall immediately cease and cause to be terminated and shall ensure that the officers, directors, employees, representatives and agents of the Company and each of its Subsidiaries immediately cease and cause to be terminated, any existing solicitations, discussions, negotiations or activities with any Person(s) (other than Parent and Subco) that may be on-going with respect to any potential Acquisition Proposal whether or not initiated by the Company or any of its Subsidiaries and shall as soon as possible request the return or destruction of all confidential information (and all materials including or incorporating any confidential information) provided (or prepared) in connection therewith. The Company shall not release any third party from or waive or provide any consent in respect of any confidentiality or standstill agreement.

(3)	From and after the date of this Agreement, the Company shall immediately notify Parent, at first orally and then promptly (and in any event within 24 hours) in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations or any inquiry that could lead to an Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person of which any of the Company’s or any of its Subsidiaries’ directors, officers, employees, representatives or agents became aware, or any amendments to the foregoing. Such notice to Parent shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry, offer, request or contact, all material terms and conditions thereof and such other details of the proposal, inquiry or contact known to the Company or any of its Subsidiaries and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. The Company shall also provide such other details of the proposal, inquiry, offer or request, or any amendment to the foregoing, as Parent may reasonably request. The Company shall keep Parent promptly and fully informed of the status including any change to the material terms of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all inquiries by Parent with respect thereto.

(4)	During the period commencing on the date hereof and ending upon the approval of the Arrangement Resolution by the Shareholders, the Company may accept, approve or recommend, or enter into any agreement (a “Proposed Agreement”) with any Person relating to, any unsolicited Acquisition Proposal that did not otherwise result from a breach of Article 8 which is not withdrawn if and only if: (i) the Acquisition Proposal constitutes a Superior Proposal and does not provide for the payment of any “hello”, “break”, termination or other fees or expenses to the other party in the event that the Company or any of its Subsidiaries completes the transactions contemplated by this Agreement or any similar other transaction with Parent or any of its affiliates agreed to prior to any termination of this Agreement; (ii) the Company has complied with Section 8.1(1)(a) through Section 8.1(1)(e), inclusive; (iii) such Acquisition Proposal is in writing and Parent has been provided with a copy of the document containing such

Superior Proposal; (iv) five Business Days shall have elapsed from the later of (A) the date Parent received written notice of the Company’s proposed determination to accept, approve, recommend or enter into any agreement relating to such Superior Proposal, and (B) the date Parent received a copy of such Superior Proposal and Proposed Agreement; (v) if Parent and Subco have proposed to amend the terms of the Arrangement or other terms of the Arrangement during the five Business Day period referred to above (which Parent and Subco have the right but not the obligation to do), the Board of Directors of the Company (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended by Parent and Subco; (vi) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws; (vii) the Company concurrently terminates this Agreement pursuant to Section 7.1; and (viii) the Company has previously paid to Parent the Termination Fee payable pursuant to Section 7.4.

(5)	The Company acknowledges and agrees that, during the five Business Day period referred to in Section 8.1(4), or such longer period as the Company may approve for such purpose, Parent and Subco shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and/or the Arrangement. If Parent elects to amend the terms of this Agreement to increase the amount of the Share Consideration, the value of the increased Share Consideration shall be determined based on the volume weighted average price of the Parent Common Shares for the 20 trading days prior to the date Parent notified the Company that it elected to so amend this Agreement, and the value of the Share Consideration so determined will be deemed to be equal to an Acquisition Proposal in the same amount that is payable in cash. The Board of Directors of the Company will review any proposal by Parent and Subco to amend the terms of this Agreement and/or the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties, whether Parent and Subco’s proposal to amend this Agreement and/or the Arrangement would result in the Acquisition Proposal not being a Superior Proposal compared to the terms of this Agreement and/or the Arrangement as proposed to be amended. The Board of Directors of the Company shall promptly reaffirm its recommendation of the Arrangement by press release after: (x) any Acquisition Proposal (which is not determined to be a Superior Proposal) is publicly announced or made; or (y) the Board of Directors of the Company determines that a proposed amendment to the terms of this Agreement and/or the Arrangement would result in the Acquisition Proposal not being a Superior Proposal. Parent and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release. Nothing in this Agreement shall prevent the Board of Directors of the Company from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal. The Company also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 8.1 and shall initiate a new five Business Day period.

(6)	The Company shall ensure that the officers, directors and employees of the Company and each of its Subsidiaries and any investment bankers or other advisors or representatives retained by the Company and any of its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section 8.1, and the Company shall be responsible for any breach of this Section 8.1 by such officers, directors, employees, investment bankers, advisors or representatives.
ARTICLE 9
GENERAL PROVISIONS
Section 9.1 Further Assurances
     Subject to the conditions herein provided each Party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Arrangement and this Agreement, including (i) the execution and delivery of such documents as the other Party may reasonably require and (ii) using reasonable commercial efforts to obtain all necessary waivers, consents and approvals, including those contemplated by Section 3.3 and Section 4.3 and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities. Each of the Parties shall cooperate in all reasonable respects with the other Party in taking such actions.
Section 9.2 Notification of Certain Matters
     Each Party shall give prompt notice to the others of: (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Effective Date and the termination of this Agreement; and (ii) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 9.3 Access to Information
     Upon reasonable notice, but subject to all applicable Laws, the Company agrees to provide Parent and its representatives access during normal business hours to all books, records, information and files in the Company’s or any of its Subsidiaries’ possession and control, access to the Company’s and any of its Subsidiaries’ personnel (including senior management) on an as requested basis as well as access to the Company’s and each of its Subsidiaries’ properties in order to allow Parent and its representatives to conduct such investigations as they may consider necessary or advisable for due diligence, strategic planning and other business reasons, and further agrees to assist them in all reasonable ways in any investigations which they may wish to conduct (including reasonable access to directors, officers, employees, consultants, agents, advisors, union representatives, retirees, suppliers, creditors or customers of the Company and/or its affiliates (collectively, the “Company Contacts”)). Any investigation by Parent hereto and its representatives after the date of this Agreement shall not mitigate, diminish or affect the representations and warranties of the Company contained in this Agreement or any document or certificate given pursuant hereto, except to the extent that as a result of such investigations Parent becomes aware that a representation, warranty or statements by the Company is incorrect or untrue Parent may not close over the breach and subsequently claim for damages as a result of it.
Section 9.4 Expenses
(1)	Except as provided for in Section 9.4(2), each Party shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby.
(2)	Parent shall pay to the Company, in immediately available funds to an account designated by the Company, the reasonable documented expenses of the Company’s BVI counsel incurred in connection with the transactions contemplated by this Agreement not to exceed C$80,000, in the event that this Agreement is terminated in accordance with Sections 7.1(a), (c), (d), (f) or (i) therein. However, it is agreed that no payment will be made by Parent if the Termination Fee is payable pursuant to Section 7.4. If the Termination Fee becomes payable after the payment by Parent of the amount contemplated herein, it is agreed that the Termination Fee will be increased to reflect such amount paid by Parent to the Company.
Section 9.5 Notices
     All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent on a Business Day, failing which it shall be deemed to have been received on the next Business Day.
     If to Parent or Subco:
Nevoro Inc.
141 Adelaide Street West
Suite 420
Toronto, ON M5H 3L5
Canada
Attention: William Schara
Facsimile: (416) 363-7238
with copies (which shall not constitute notice) to:
Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9
Canada
Attention: Jay C. Kellerman
Facsimile: (416) 947-0866
If to the Company:
Aurora Metals (BVI) Limited
Suite 204
3540 West 41st Avenue
Vancouver, BC V6N 3E6
Canada
Attention: Cameron Richardson
Facsimile: (604) 687-4709

with copies (which shall not constitute notice) to:
Blake, Cassels & Graydon LLP
595 Burrard Street
P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3
Attention: Peter J. O’Callaghan
Facsimile: (614) 631-3309
     Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 9.5.
Section 9.6 Severability
     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.7 Entire Agreement, Assignment and Governing Law
(1)	This Agreement and the Exclusivity Agreement constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. Other than as set forth in such agreements, no representation or warranty has been given by any Party to another.
(2)	This Agreement: (i) is not intended to confer upon any other Person any rights or remedies hereunder; (ii) shall not be assigned by operation of law or otherwise, except that Parent and Subco may assign all or any portion of its rights under this Agreement to any Affiliate provided such Affiliate executes and delivers a counterpart of this Agreement pursuant to which it agrees to be bound by the terms of this Agreement as if it were Parent and Subco but no such assignment shall relieve Parent and Subco of its obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, exclusively by the Laws of Ontario, and the laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereunder.

Section 9.8 Third Party Beneficiaries
     This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.
Section 9.9 Counterparts
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

     IN WITNESS WHEREOF the parties have executed this Agreement.

NEVORO INC.
By:	(signed) “William V. Schara”
	Name:	William V. Schara
	Title:	President, CEO

NEVORO PLATINUM INC.
By:	(signed) “William V. Schara”
	Name:	William V. Schara
	Title:	President, CEO

AURORA METALS (BVI) LIMITED
By:	(signed) “A. Cameron Richardson”
	Name:	A. Cameron Richardson
	Title:	President & Director

SCHEDULE “A”
FORM OF ARRANGEMENT RESOLUTION
RESOLVED THAT:
1.	The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Aurora Metals (BVI) Ltd. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) among the Company, Nevoro Inc. and Nevoro Platinum Inc., dated April 17, 2008, all as more particularly described and set forth in the Management Information Circular (the “Circular”) of the Company dated •, 2008, accompanying the notice of this meeting (as the Arrangement may be or may be modified or amended) is hereby approved.
2.	The plan of arrangement (the “Plan of Arrangement”) involving the Company and implementing the Arrangement, the full text of which is set out as Schedule ”B” to the Arrangement Agreement (as the Plan of Arrangement may be or may have been modified or amended) is hereby approved.
3.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered without further notice to or approval of the shareholders of the Company: (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.
4.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the seal of the Company or otherwise, and to deliver such documents as are necessary or desirable to the Registrar under the BCBCA in accordance with the Arrangement Agreement for filing.
5.	Any officer or director of the Company is authorized to execute and deliver all other documents and do all acts or things as may be necessary or desirable to give effect to this resolution.

SCHEDULE “B”
FORM OF PLAN OF ARRANGEMENT
PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1 Definitions
     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth:
     “Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of the Arrangement Agreement and Section 6.1 of this Plan of Arrangement, or made at the discretion of the Court in the Final Order (with the consent of Parent, Subco and the Company, each acting reasonably);
     “Arrangement Agreement” means the Arrangement Agreement providing for, among other things, this Plan of Arrangement, among Parent, Subco and the Company, dated April 17, 2008, as the same may be amended, supplemented and/or restated from time to time, in accordance with its terms;
     “Arrangement Resolution” means the special resolution of the Shareholders of the Company approving the Arrangement;
     “Arrangement Filings” means the records and information provided to the Registrar under Section 292(a) of the BCBCA that the Registrar requires, and the records filed under Section 292(a) of the BCBCA that the Registrar requires to give effect to the Arrangement, together with a copy of the Final Order;
     “BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, as amended from time to time;
     “Business Day” means any day of the week, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario or Vancouver, British Columbia;
     “Circular” means the notice of Meeting and accompanying management information circular, including the schedules attached thereto and all amendments from time to time made thereto, sent to Shareholders in connection with the Meeting;
     “Company Common Shares” means the outstanding common shares in the capital of the Company;
     “Company” means [Aurora Metals Inc.], a corporation existing under the laws of the Province of British Columbia;
     “Court” means the Supreme Court of British Columbia;
     “Depositary” means Equity Transfer & Trust Company at its principal office in Toronto;
     “Dissent Rights” shall have the meaning ascribed thereto in Section 4.1;
     “Dissenting Shareholder” means a registered holder of Company Common Shares who validly dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights, and who is ultimately entitled to be paid fair value for its Company Common Shares, but only in respect of the Company Common Shares in respect of which Dissent Rights are validly exercised by such registered holder;
     “Effective Date” means the date upon which all conditions to the completion of the Arrangement as set out in Article 6 of the Arrangement Agreement have been satisfied or waived in accordance with the Arrangement Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and on which the Arrangement Filings are filed with the Registrar;
     “Effective Time” means 12:01 a.m. (Toronto Time) on the Effective Date;
     “Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Parent, Subco and the Company, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment shall be acceptable to each of Parent, the Company and Subco, each acting reasonably) on appeal;
     “Former Shareholders” means, at and following the Effective Time, the registered holders of Company Common Shares immediately prior to the Effective Time;
     “Interim Order” means the interim order of the Court, as the same may be amended by the Court (with the consent of Parent, Subco and the Company, each acting reasonably) providing for, among other things, the calling and holding of the Meeting in connection with the Arrangement;
     “Letter of Transmittal” means the letter of transmittal for use by Shareholders;
     “Parent” means Nevoro Inc., a corporation incorporated under the laws of Canada;
     “Parent Common Shares” means the common shares in the capital of Parent;
     “Person” includes any individual, partnership, association, limited or unlimited liability company, joint venture, body corporate, trustee, trust, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
     “Registrar” means the Registrar of Companies appointed pursuant to section 400 of the BCBCA;
     “Share Consideration” means one Parent Common Share for each Company Common Share issued and outstanding immediately prior to the Effective Time;
     “Shareholders” means, at any time and unless the context otherwise requires, the registered holders of Company Common Shares at such time;
     “Subco” means Nevoro Platinum Inc., a corporation incorporated under the laws of the Province of British Columbia and a wholly-owned subsidiary of Parent;
     “Tax Act” means the Income Tax Act (Canada) including the regulations thereto, as amended; and
     “this Plan”, “Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement.
     Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the BCBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA, unless the context otherwise requires.

Section 1.2 Interpretation Not Affected By Headings, etc.
     The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.
Section 1.3 Gender and Number
     Unless the context requires the contrary, words importing the singular only shall include the plural and vice versa and words importing the use of any gender shall include all genders.
Section 1.4 Date for Any Action
     In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
Section 1.5 Statutory References
     A reference to a statute includes all rules, regulations, policies and blanket orders made pursuant to such statute and, unless otherwise specified the provisions of any statute, regulation, rule, policy or blanket order which amends, supplements, replaces or supersedes any such statute, regulation, rule, policy or blanket order.
Section 1.6 Currency
     Unless otherwise stated, all references herein to sums of money or currency are expressed in lawful money of the United States of America.
ARTICLE II
ARRANGEMENT AGREEMENT
Section 2.1 Arrangement Agreement
     This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, and has been authorized by the Arrangement Resolution, which resolution authorizes this Arrangement.

ARTICLE III
ARRANGEMENT
Section 3.1 Binding Effect
     This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Parent, (iii) Subco, and (iv) all registered and beneficial holders of Company Common Shares.
Section 3.2 Arrangement
     Commencing at the Effective Time, the following events or transactions shall occur sequentially in the order set out unless otherwise noted and shall be deemed to occur without any further act or formality required on the part of any Person, except as expressly provided herein:
(a)	the Company Common Shares in respect of which Shareholders who have exercised a Dissent Right in accordance with Article IV (and the right of such Shareholder to dissent with respect to such Company Common Shares has not been terminated or ceased to apply to the Shareholder) will be deemed to have been transferred to the Company and such holders cease to have any rights as Shareholders other than the right to be paid the fair value of their Company Common Shares in accordance with Article IV;

(b)	at the time of the step contemplated in section 3.2(a), with respect to each Company Common Share transferred pursuant to section 3.2(a):
(i)	the holder of such Company Common Share will cease to be the holder of such Company Common Share;

(ii)	the holder’s name will be removed from the central securities register of the Company with respect to such Company Common Share;

(iii)	legal and beneficial title to such Company Common Share will rest in the Company and the Company will be and be deemed to be the transferee of such Company Common Share and such Company Common Share shall be cancelled;

(iv)	the certificate representing such Company Common Share shall be deemed to have been cancelled; and

(v)	the holder of such Company Common Share shall be deemed to have executed and delivered all consents, assignments and waivers, statutory or otherwise, required to effect such transfer;
(c)	after the step described in Section 3.2(a), the Company and Subco will merge with the same effect as if they were amalgamated under Section 269 of the BCBCA, except that the separate legal existence of the Company will not cease and the Company will survive the merger;

(d)	without limiting the foregoing, at the time of the step described in Section 3.2(c), the separate legal existence of Subco will cease without Subco being liquidated or wound-up; the Company and Subco will continue as one company; and, as a result, the property and liabilities of Subco will become the property and liabilities of the Company;

(e)	at the time of the step described in Section 3.2(c) and from and after this time:
(i)	the Company will own and hold all property of the Company and Subco, and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such merger, and all obligations of the Company and Subco , whether arising by contract or otherwise, may be enforced against the Company to the same extent as if such obligations had been incurred or contracted by it;

(ii)	the Company will continue to be liable for the obligations of the Company and Subco;

(iii)	all rights, contracts, permits and interests of the Company and Subco will continue as rights, contracts, permits and interests of the Company as if the Company and Subco continued and, for greater certainty, the merger will not constitute a transfer or assignment of the rights or obligations of either of the Company or Subco under any such rights, contracts, permits and interests;

(iv)	any existing cause of action, claim or liability to prosecution will be unaffected;

(v)	a legal proceeding being prosecuted or pending by or against either the Company or Subco may be continued by or against the Company;

(vi)	a conviction against, or ruling, order or judgment in favour of or against either Subco or the Company may be enforced by or against the Company;

(vii)	each Company Common Share shall be cancelled and the holders thereof shall receive, for each such Company Common Share, the Share Consideration;

(viii)	each common share in the capital of Subco shall be cancelled and the holders thereof shall receive, for each such share, one common share in the capital of the merged company;

(ix)	in consideration of the issuance of Parent Common Shares, the merged company shall issue to Parent one common share in the capital of the merged company for each Parent Common Share issued;

(x)	the capital of the common shares of the merged company and the stated capital of the shares of Parent issued by Parent pursuant to Section 3.2(e)(vii) will be as follows:
(A)	the stated capital of the common shares issued by Parent pursuant to Section 3.2(e)(vii) shall be an amount equal to the lesser of the fair market value of the Company Common Shares immediately prior to the merger and the paid up capital, as that term is defined in the Tax Act, attributable to the Company Common Shares immediately prior to the merger; and

(B)	the capital of the common shares in the merged company issued to Parent pursuant to Section 3.2(e)(ix) will be an amount equal to the aggregate of the paid up capital, as that term is defined in the Tax Act, attributable to the shares of Subco and the Company Common Shares immediately prior to the merger;
(xi)	the name of the merged company shall be “[Aurora Metals Inc.]”;

(xii)	the address of the registered and records office shall be Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C. V6C 2X8;

(xiii)	the merged company shall be authorized to issue an unlimited number of common shares;

(xiv)	the notice of amalgamation of the merged company shall be substantially in the form attached as Appendix I to this Plan of Arrangement;

(xv)	the notice of articles of the merged company shall be substantially in the form attached as Appendix II to this Plan of Arrangement;

(xvi)	the articles of the merged company shall be substantially in the form attached as Appendix III to this Plan of Arrangement;

(xvii)	the first annual meeting of the merged company will be held within 18 months from the Effective Date; and

(xviii)	the first directors of the merged company following the merger shall be the persons set out in the notice of articles referred to in Section 3.2(e)(xv), provided that none of the foregoing will occur or be deemed to occur unless all of the foregoing occurs.
Section 3.3 Post-Effective Time Procedures
(a)	On or immediately prior to the Effective Date, Parent shall deliver or arrange to be delivered to the Depositary certificates representing the requisite Parent Common Shares required to be issued in accordance with the provisions of subsection 3.2(e) hereof, which certificates shall be held by the Depositary as agent and nominee for Former Shareholders for distribution to such Former Shareholders in accordance with the provisions of Article V hereof.

(b)	In accordance with the provisions of Article V hereof, Former Shareholders shall be entitled to receive the Share Consideration to which they are entitled pursuant to Section 3.2(e), hereof.
Section 3.4 Transfers Free and Clear
     Any transfer of any securities pursuant to the Arrangement shall be free and clear of any hypothecs, liens, claims, encumbrances, charges, adverse interests or security interests.

ARTICLE IV
DISSENT PROCEDURES
Section 4.1 Rights of Dissent
     Pursuant to the Interim Order, Registered Shareholders may exercise rights of dissent with respect to their Company Common Shares pursuant to and in the manner set forth in section 238 of the BCBCA as modified by the Interim Order and this Article IV (the “Dissent Rights”), provided that written notice setting forth such a registered Shareholder’s objection to the Arrangement and exercise of Dissent Rights must be received by the Company not later than 5:00 p.m. (Eastern Time) on the Business Day which is two Business Days preceding the date of the Meeting, or, if the Meeting is adjourned or postponed, 5:00 p.m. (Eastern Time) on the Business Day which is two Business Days preceding the date of such adjourned or postponed Meeting. Registered Shareholders who duly and validly exercise their Dissent Rights and who:
(a)	are ultimately determined to be entitled to be paid fair value of the Company Common Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Company Common Shares to the Company pursuant to section 3.2(a); or

(b)	are ultimately not entitled, for any reason, to be paid fair value for the Company Common Shares in respect of which they have exercised Dissent Rights will be deemed to have participated nunc pro tunc in the Arrangement on the same basis as a holder of Company Common Shares that has not exercised Dissent Rights as at and from the time specified in sections 3.2(c), (d) and (e) and will receive, and be entitled to receive, only the consideration for each Company Common Share on the basis set forth in sections 3.2(c), (d) and (e), but in no case, except as expressly set out in this section 4.1, will the merged company, Parent, the Company or Subco or any other person be required to recognize such holders as holders of Company Common Shares after the completion of the step set forth in section 3.2(a), and each holder of Company Common Shares exercising Dissent Rights will cease to be entitled to the rights of a holder of Company Common Shares in respect of which such holder has exercised Dissent Rights and the central securities register for the Company will be amended to reflect that such former holder is no longer the holder of such Company Common Shares as and from the time of completion of the set forth in section 3.2(a).

ARTICLE V
DELIVERY OF PARENT COMMON SHARES
Section 5.1 Letter of Transmittal
     At the time of mailing the Circular, the Company shall forward to each Shareholder at the address of such holder as it appears on the register maintained by or on behalf of the Company in respect of the holders of Company Common Shares the Letter of Transmittal.
Section 5.2 Delivery of Share Consideration
(a)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares which were cancelled in accordance with subsection 3.2(e) hereof, together with such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the Parent Common Shares to which such holder is entitled to receive in accordance with subsection 3.2(e) hereof.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 5.2(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Company Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor the entitlement to the Share Consideration which the holder of such certificate is entitled to receive in accordance with Section 5.2(a) hereof.
Section 5.3 Lost Certificates
     In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares which were cancelled in accordance with Section 3.2(e) hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Parent Common Shares which such holder is entitled to receive in accordance with subsection 3.2(e) hereof. When authorizing such delivery of a certificate representing the Parent Common Shares in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Parent Common Shares is to be delivered shall, as a condition precedent to the delivery of such Parent Common

Shares, give a bond satisfactory to Parent and the Depository in such amount as Parent and the Depository may direct, or otherwise indemnify Parent and the Depository in a manner satisfactory to Parent and the Depositary, against any claim that may be made against Parent or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of the Company.
Section 5.4 Distributions with Respect to Unsurrendered Certificates
     No dividend or other distribution declared or made after the Effective Time with respect to Company Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Company Common Shares.
Section 5.5 Withholding Rights
     The merged company, Parent, Subco, the Company and the Depositary shall be entitled to deduct and withhold from the Share Consideration, all dividends or other distributions or any consideration otherwise payable to any Former Shareholder under this Arrangement such amounts as the merged company, Parent, Subco, the Company or the Depositary is required, entitled or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.
Section 5.6 Limitation and Proscription
     To the extent that a Former Shareholder shall not have complied with the provisions of Section 5.2 or Section 5.3 hereof on or before the date which is six years after the Effective Date (the “final proscription date”), then the aggregate Share Consideration to which such Former Shareholder was entitled to receive shall be delivered to Subco by the Depositary, and the interest of the Former Shareholder in such Share Consideration to which it was entitled shall be terminated as of such final proscription date.

ARTICLE VI
AMENDMENTS
Section 6.1 Amendments to Plan of Arrangement
(a)	Subject to Section 6.1(b), (d) and (e), Parent, Subco and the Company reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by Parent, Subco and the Company, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to the holders of Company Common Shares if and as required by the Court.

(b)	Notwithstanding anything herein or in the Arrangement Agreement, Parent and Subco shall be entitled, at any time prior to or following the Meeting, to modify this Plan of Arrangement to increase the consideration Parent is prepared to make available to Shareholders pursuant to the Arrangement whether or not the Board of Directors of the Company has changed its recommendation, provided that Parent and Subco shall use their commercially reasonable efforts to provide not less than one Business Day’s prior written notice of such proposal to the Company. Any such amendment, modification or supplement to this Plan of Arrangement shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, Parent or Subco at any time prior to the Meeting, provided that the Company (except in the case of amendments contemplated in Section 6.1(b)), Parent and Subco shall have consented thereto in writing, with or without any other prior notice or communication. Any such proposed amendment, modification or supplement to this Plan of Arrangement shall become part of this Plan of Arrangement for all purposes.

(d)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of Parent, Subco and the Company (except in the case of amendments contemplated in Section 6.1(b)), (ii) it is filed with the Court (other than amendments contemplated in Section 6.1(b) or (e), which shall not require such filing), and (iii) it is communicated to and, if required by the Court, consented to by holders of the Company Common Shares voting in the manner directed by the Court.

(e)	Any amendment, modification or supplement to this Plan of Arrangement may also be made following the Effective Time unilaterally by the merged company, provided that it concerns a matter which, in the reasonable opinion of the merged company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Former Shareholders. Notwithstanding the foregoing, no amendment, modification or supplement to this Plan of Arrangement made following the Effective Date shall be effective prior to the filing of the Arrangement Filings.
ARTICLE VII
GENERAL
Section 7.1 Further Assurances
     Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.
Section 7.2 Paramountcy
     From and after the Effective Time (a) this Plan of Arrangement shall take precedence and priority over any and all rights related to Company Common Shares issued prior to the Effective Time, (b) the rights and obligations of the holders of Company Common Shares and any trustee and transfer agent therefore, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Company Common Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.